EXHIBIT 10.1

3.5 YEAR CREDIT AGREEMENT

dated as of September 28, 2012

among

DIRECTV HOLDINGS LLC,
as Borrower,

DIRECTV AND CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors,

THE LENDERS PARTY HERETO,

CITIBANK, N.A.,
as Administrative Agent,

BARCLAYS BANK PLC,
as Syndication Agent,

CREDIT SUISSE SECURITIES (USA) LLC,
J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
THE ROYAL BANK OF SCOTLAND PLC
and
UBS AG, STAMFORD BRANCH
as Co-Documentation Agents,

and

CITIGROUP GLOBAL MARKETS INC.,
BARCLAYS BANK PLC,
CREDIT SUISSE SECURITIES (USA) LLC,
J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
RBS SECURITIES INC.
and
UBS AG, STAMFORD BRANCH
as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE 5
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 5.01 . Conditions to Initial Credit Extensions.	64
Section 5.02 . Conditions to All Credit Extensions.	66

SCHEDULES

Schedule 2.01(a)    Revolving Lenders and Revolving Commitments

EXHIBITS
Exhibit 2.01(d)    Form of Revolving Lender Joinder Agreement
Exhibit 2.02    Form of Loan Notice
Exhibit 2.13    Form of Revolving Note

Exhibit 3.01(e)-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit 3.01(e)-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit 3.01(e)-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit 3.01(e)-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit 7.02(a)    Form of Compliance Certificate
Exhibit 7.12    Form of Joinder Agreement
Exhibit 11.06    Form of Assignment and Assumption

v

3.5 YEAR CREDIT AGREEMENT
This 3.5 YEAR CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of September 28, 2012, among DIRECTV HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Guarantors identified herein, the Revolving Lenders party hereto and CITIBANK, N.A., as Administrative Agent.
W I T N E S S E T H
WHEREAS, the Borrower and the Guarantors have requested that the Revolving Lenders provide a revolving credit facility for the purposes set forth herein; and
WHEREAS, the Revolving Lenders have agreed to make the requested facility available on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Article 1
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01. Defined Terms.
As used in this Credit Agreement, the following terms have the meanings provided below:
“5-Year Credit Agreement” means the 5-Year Credit Agreement, dated as of September 28, 2012, among the Borrower, the lenders party thereto from time to time, Citibank, as Administrative Agent, Barclays, as Syndication Agent, and the other parties thereto as amended or modified from time to time.
“5-Year Incremental Revolving Commitments” means the “Incremental Revolving Commitments” under and as defined in the 5-Year Credit Agreement.
“Act” has the meaning provided in Section 11.16.
“Activities” has the meaning provided in Section 10.02(b).
“Additional Notes” means promissory notes or other instruments or agreements evidencing unsecured senior or subordinated indebtedness issued by the Borrower or the Borrower and the Co-Issuer in the capital markets involving an initial issuance in an aggregate principal amount of more than $200,000,000 after the Closing Date.
“Administrative Agent” means Citibank in its capacity as administrative agent for the Revolving Lenders under any of the Credit Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Revolving Lenders.
“Administrative Questionnaire” means an administrative questionnaire for the Revolving Lenders in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent’s Group” has the meaning provided in Section 10.02(b).
“Agent Parties” has the meaning provided in Section 11.02(h).
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a).
“Alternative Currency” means each of Australian Dollars, Canadian Dollars, Euro, Sterling, Swiss Francs, Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.07.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Sublimit” means $0.
“Applicable Percentage” means the following percentages per annum:

APPLICABLE PERCENTAGES FOR REVOLVING LOANS, LETTERS OF CREDIT AND REVOLVING COMMITMENTS
Pricing Level	Eurocurrency Rate Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
I	1.000%	—%	0.100%
II	1.125%	0.125%	0.125%
III	1.250%	0.250%	0.150%
IV	1.500%	0.500%	0.225%
V	1.750%	0.750%	0.300%

Pricing Level I pricing shall apply if, on any date of determination, the Debt Rating is A- or higher by S&P or is A3 or higher by Moody’s.
Pricing Level II pricing shall apply if, on any date of determination, Pricing Level I pricing does not apply and the Debt Rating is BBB+ or higher by S&P or is Baa1 or higher by Moody’s.
Pricing Level III pricing shall apply if, on any date of determination, Pricing Level I and Pricing Level II pricing do not apply and the Debt Rating is BBB or higher by S&P or is Baa2 or higher by Moody’s.
Pricing Level IV pricing shall apply if, on any date of determination, Pricing Level I, Pricing Level II and Pricing Level III pricing do not apply and the Debt Rating is BBB- or higher by S&P or is Baa3 or higher by Moody’s.
Pricing Level V pricing shall apply if, on any date of determination, Pricing Level I, Pricing Level II, Pricing Level III and Pricing Level IV pricing do not apply.
The Applicable Percentages for Revolving Loans (including Letters of Credit) and the Commitment Fee will be based on the Borrower’s Debt Ratings and, if a Debt Rating is issued by each Rating Service, then the higher of such Debt Ratings shall apply;

provided that (a) if Debt Ratings are provided by each of the Rating Services and the Debt Ratings by the Rating Services indicate different Pricing Levels of more than one level, then the applicable Pricing Level shall be determined by reference to the Debt Rating that is one level lower than the higher Debt Rating, (b) if there is only one (1) Debt Rating then the applicable Pricing Level shall be determined by reference to the Pricing Level indicated thereby and (c) if there is no Debt Rating, then the Applicable Percentage shall be set at Pricing Level V. Each change in the Applicable Percentage resulting from a publicly announced change in the Debt Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Applicable Time” means, with respect to any Credit Extension or payment in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Electronic Communication” means each communication that any Person is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that, solely with respect to delivery of any such communication by any Person to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such communication by posting such communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any Loan Notice and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion or continuation of an existing, Borrowing, (ii) any notice pursuant to Section 2.06(a) and Section 2.06(b) and any other notice relating to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 5 or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Credit Agreement.
“Approved Electronic Platform” has the meaning provided in Section 11.02(d).
“Assignment and Assumption” means an assignment and assumption entered into by a Revolving Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.
“Australian Dollar” means the lawful currency of Australia.
“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning provided in Section 2.03(b)(iv).
“Barclays” means Barclays Bank PLC, together with its successors.
“Base Rate” means, for any day, a fluctuating interest rate per annum in effect on such day, which rate per annum shall be equal to the highest of (a) the rate of interest announced publicly by Citibank in New York, New York and in effect on such day, as Citibank’s base rate, (b) ½ of one (1) percent per annum above the Federal Funds Rate in effect on such day and (c) the Eurocurrency Rate for an Interest Period of one month commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that the Eurocurrency Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service or any successor to or substitute for such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London or other applicable interbank market) (or, if such rate is not available, based on the rates offered to the principal London offices of the Reference Banks (or any Affiliate thereof) at approximately 11:00 a.m., London time, on such day).
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrower” has the meaning provided in the recitals hereto, together with its successors and permitted assigns.
“Borrower Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York, and: (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank market; (b) if such day relates to any dealings in Euro to be carried out pursuant to this Credit Agreement, means any such day which is a TARGET Day and (c) if such day relates to any dealings in any Alternative Currency other than Euro to be carried out pursuant to this Credit Agreement, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Alternative Currency.
“Canadian Dollars” means the lawful currency of Canada.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations,

rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Collateralize” means, in respect of an obligation (a) to pledge cash collateral in Dollars (or other applicable currency as reasonably determined by the Administrative Agent) at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, securing on a first priority basis such obligation, (b) to provide a letter of credit backstopping such obligation from a letter of credit issuer with long-term senior unsecured, non-credit enhanced debt ratings of A- or higher by S&P and A3 or higher by Moody’s and otherwise in form and substance reasonably satisfactory to the applicable L/C Issuer benefiting from such letter of credit or (c) other credit support for such obligation in form and substance satisfactory to the applicable L/C Issuer benefiting from such other credit support in its sole discretion (and “Cash Collateralization” and “Cash Collateral” has a corresponding meaning).
“CGMI” means Citigroup Global Markets Inc., together with its successors.
“Change in Law” means the occurrence, after the date of this Credit Agreement (or, in the case of a permitted assignee of a Revolving Lender, after the date such assignee becomes a party hereto), of any of the following: (a) the adoption or taking effect of any Law (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, including any such change resulting from the enactment or issuance of any regulation or regulatory interpretation affecting an existing Law or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder, or issued in connection therewith, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means either (a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Parent Company becomes the “beneficial owner” (as that term is defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly (including through a Parent Company) of more than 50% of the Borrower’s outstanding Voting Stock, measured by voting power rather than number of shares or (b) the first day on which the majority of the members of the Borrower’s board of directors cease to be Continuing Directors.
“Citibank” means Citibank, N.A., together with its successors.

“Closing Date” means the date hereof, which date is the date upon which each of the conditions set forth in Section 5.01 has been satisfied or waived in accordance with Section 11.01.
“Co-Issuer” means DIRECTV Financing Co., Inc., a Delaware corporation.
“Commitment Fee” has the meaning provided in Section 2.09(a).
“Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.
“Communications Act” means the Communications Act of 1934, as amended.
“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(a).
“Consolidated EBITDA” means, with respect to any Person for any period, an amount equal to (a) Consolidated Net Income (before discontinued operations) of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income of such Person for such period in accordance with GAAP, but without duplication, (i) any provision for income taxes, (ii) consolidated interest expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization of assets, including those related to intangibles, and financing or acquisition costs, (v) cash received during such period in respect of any non-cash gains to Consolidated Net Income accrued during a prior period and deducted in determining Consolidated EBITDA pursuant to clause (c)(iv) below and (vi) all other non-cash charges and non-cash losses for such period (including, but not limited to, stock-based compensation expense and restructuring and impairment charges), minus (c) the sum of, in each case to the extent included in the calculation of Consolidated Net Income of such Person for such period in accordance with GAAP, but without duplication, (i) any credit for income tax, (ii) gains from extraordinary items, (iii) cash payments made during such period in respect of any non-cash charges to income accrued during a prior period and added back in determining Consolidated EBITDA pursuant to clause (b)(vi) above and (iv) any other non-cash gains which have been added in determining Consolidated Net Income.
“Consolidated Group” means the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.
“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.
“Consolidated Total Funded Debt” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person minus the aggregate of cash and cash equivalents held by such Person in excess of $25,000,000.

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated Total Funded Debt on such day to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending as of such day.
“Continuing Directors” means, as of any date of determination, any member of a Person’s board of directors who (i) was a member of such board of directors on the date hereof or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended and modified from time to time.
“Credit Documents” means this Credit Agreement, the Revolving Notes, the Fee Letters, the Issuer Documents, the Joinder Agreements and the Revolving Lender Joinder Agreements.
“Credit Extension” means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.
“Credit Parties” means, collectively, the Borrower and the Guarantors.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Debt Ratings” means the Borrower’s long-term senior unsecured, non-credit enhanced debt ratings provided by the Rating Services.
“Declining Lender” has the meaning provided in Section 2.15(c).
“Default” means any event, act or condition that constitutes an Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.
“Default Rate” means an interest rate equal to (a) with respect to Obligations other than (i) Eurocurrency Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage applicable to such Loans plus two percent (2.0%) per annum; (b) with respect to Eurocurrency Rate Loans, the Eurocurrency Rate plus the Applicable Percentage applicable to such Loans plus two percent (2.0%) per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus two percent (2.0%) per annum.
“Defaulting Lender” means, at any time, a Revolving Lender as to which (i) such Revolving Lender has failed for three (3) or more Business Days to comply with its obligations under this Credit Agreement to make a Loan or make a payment to the applicable L/C Issuer in respect of an Unreimbursed Amount (each a “funding obligation”), (ii) such Revolving Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement, credit agreement or other similar financing agreement, (iii) such Revolving Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent and the Borrower, in response to a written request of the Administrative Agent or the Borrower, that it will comply with its funding obligations hereunder (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (iv) a Revolving Lender Insolvency Event has occurred and is continuing with respect to such Revolving Lender (provided that neither the reallocation of funding obligations provided for in Section 2.14(b) as a result of a Revolving Lender's being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination that a Revolving Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its reasonable judgment acting in good faith. The Administrative Agent will promptly send notice of such determination to the Borrower, the L/C Issuers, if any, and the Revolving Lenders.
“Defaulting Lender Exposure” means, with respect to a Defaulting Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding L/C Obligations.
“Dollar” or “$” means the lawful currency of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in an Alternative Currency, the amount converted into Dollars as reasonably determined by the Administrative Agent using the 12:00 noon (New York City) OANDA rate for such Alternative Currency on the most recent Revaluation Date or, if such day is not a Business Day, on the immediately preceding Business Day.
“Eligible Assignee” means (a) a Revolving Lender; (b) an Affiliate of a Revolving Lender; (c) any financial institution whose home office is domiciled in a country that is a member of the Organization for Economic Cooperation and Development and has capital and surplus in excess of $500,000,000 and (d) any other Person (other than a natural person) approved by the Borrower in its sole discretion and approved by the other party or parties whose approval is required under Section 11.06(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries; provided further that no Revolving Lender that is a Defaulting Lender, nor an Affiliate of such Defaulting Lender, shall be an Eligible Assignee unless consented to in writing by the Borrower, the Administrative Agent and each L/C Issuer, if any.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of, a single or unified European currency.
“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Borrower Credit Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“EURIBO Rate” means for any Interest Period with respect to any Loan denominated in Euro, the rate per annum equal to the rate per annum determined by the Banking Federation of the European Union for the relevant period, as published by Reuters (or other commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time) or, if such rate is not available, the arithmetic mean of the rate (rounded upwards to the nearest four decimal places) quoted by three major banks reasonably selected by the Administrative Agent at the request of the Administrative Agent to leading banks in the European interbank market, at or about 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Interest Period.
“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.
“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 minus Eurocurrency Reserve Percentage
Where,
(i)    “Eurocurrency Base Rate” means, for such Interest Period, (i) in the case of any Loan denominated in Dollars or any Alternative Currency other than Euro, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service or any successor to or substitute for such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London or other applicable interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the arithmetic average of the rates at which deposits in such currency approximately equal in principal amount to $5,000,000 and for a maturity comparable to such Interest Period are offered to the principal London offices of the Reference Banks (or, if any Reference Bank does not at the time maintain a London office, the principal London office of any Affiliate of such Reference Bank) in Same Day Funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period and (ii) in the case of any Loan denominated in Euro, the EURIBO Rate.
(ii)    “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Revolving Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
“Eurocurrency Reserve Percentage” has the meaning specified in the definition of Eurocurrency Rate.
“Event of Default” has the meaning provided in Section 9.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to the Administrative Agent, any Revolving Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Revolving Lender, in which its applicable Lending Office is located or as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such Tax (other than connections arising solely from such Person having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a recipient (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party hereto (or designates a new Lending Office) or is attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement, dated as of February 7, 2011, among the Borrower, the lenders party thereto from time to time, Citibank, as Administrative Agent, Barclays, as Syndication Agent, and the other parties thereto as amended or modified from time to time.
“Existing Senior Notes” means the senior notes issued by the Borrower and the Co-Issuer in the capital markets and outstanding on the date hereof.

“Existing Termination Date” has the meaning provided in Section 2.15(a).
“Extending Revolving Lenders” has the meaning provided in Section 2.15(a).
“Extension” has the meaning provided in Section 2.15(a).
“Extension Agreement” has the meaning provided in Section 2.15(b)(iv).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“FCC” means the Federal Communications Commission.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the multiple of 1/100th of 1%) charged to Citibank on such day on such transactions as reasonably determined by the Administrative Agent.
“Fee Letters” means (a) the fee letter, dated as of September 5, 2012, among the Borrower, CGMI and Barclays and (b) the administrative agent fee letter, dated as of September 5, 2012, between the Borrower and CGMI.
“Foreign Lender” means any Revolving Lender or L/C Issuer that is not a United States person under Section 7701(a)(30) of the Internal Revenue Code.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“GAAP” means generally accepted accounting principles in effect in the United States from time to time; provided, that, the Borrower may elect by written notice to the Administrative Agent that its financial statements be prepared and maintained in accordance with International Financial Reporting Standards and, in such event, “GAAP” shall mean the International Financial Reporting Standards as in effect from time to time, subject to the provisions of Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).
“Guaranteed Obligations” has the meaning provided in Section 4.01(a).
“Guarantors” means, collectively, the Parent Guarantor and each Subsidiary Guarantor.
“Hazardous Materials” means all materials, substances or wastes characterized, classified or regulated as hazardous, toxic, pollutant, contaminant or radioactive under Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.
“Honor Date” has the meaning provided in Section 2.03(c)(i).
“Incremental Revolving Commitments” has the meaning provided in Section 2.01(d).
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than ninety (90) days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit (but only to the extent of all drafts drawn thereunder), (g) all Support Obligations in respect of Indebtedness of other Persons and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning provided in Section 11.04(b).
“Information” has the meaning specified in Section 11.07(a).
“Initial L/C Issuer” means none.
“Interest Payment Date” means, (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Revolving Termination Date and (b) as to any Eurocurrency Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Revolving Termination Date and in addition, where the applicable Interest Period exceeds three (3) months, the date every three (3) months after the beginning of such Interest Period. If an

Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3) or six (6) and, with prior written consent of all applicable Revolving Lenders, nine (9) or twelve (12) months thereafter, as selected by the Borrower in its Loan Notice or such other period that is twelve (12) months or less requested by the Borrower and consented to by all applicable Revolving Lenders; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by the Borrower (or any Subsidiary) and the applicable L/C Issuer (or in favor of such L/C Issuer), relating to such Letter of Credit.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered in accordance with the provisions of Section 7.12.
“Joint Lead Arrangers” has the meaning provided in Section 2.01(d).
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, including, without limitation, Environmental Laws.
“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing. All L/C Advances shall be denominated in Dollars.
“L/C Application” means, with respect to each L/C Issuer, an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by such L/C Issuer.
“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans. Each L/C Borrowing shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Expiration Date” means the day that is five (5) Business Days prior to the Revolving Termination Date.
“L/C Fronting Sublimit” means, for each L/C Issuer, $0.
“L/C Issuer” means (a) each Initial L/C Issuer, if any, and (b) any other Revolving Lender requested by the Borrower that has agreed to act as an L/C Issuer and reasonably acceptable to the Administrative Agent, in its capacity as issuer of Letters of Credit hereunder, together with its successors in such capacity.
“L/C Obligations” means, at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Sublimit” means $0 (as such amount may be reduced pursuant to Section 2.15(d)).
“Lending Office” means, as to any Revolving Lender, the office or offices of such Revolving Lender set forth in such Revolving Lender’s Administrative Questionnaire or such other office or offices as a Revolving Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means each standby letter of credit issued hereunder.
“Letter of Credit Fee” has the meaning provided in Section 2.09(b)(i).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means any Revolving Loan, and the Base Rate Loans and Eurocurrency Rate Loans comprising such Loan.
“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one (1) Type to the other, or (c) a continuation of Eurocurrency Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of the Consolidated Group taken as a whole; (b) a material impairment of the ability of the Borrower Credit Parties (taken as a whole) to perform their obligations under the Credit Documents; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Borrower Credit Party of any Credit Document to which it is a party. For the purpose of Sections 6.01 and 6.02, each reference in this definition to “Borrower Credit Parties” shall be deemed to be a reference to “Credit Parties”.
“Material Subsidiary” means, at any time and without duplication, (a) each Subsidiary Guarantor and (b) each Subsidiary of the Borrower whose book value of total assets comprised at least 10% of the book value of total assets of the Borrower and its Subsidiaries, on a consolidated basis, as of the last day of the fiscal quarter most recently ended for which financial statements have been furnished to the Administrative Agent pursuant to Section 7.01.
“Maximum Rate” has the meaning provided in Section 11.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee pension benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Non-Consenting Lender” has the meaning provided in Section 11.13(b).
“Non-Defaulting Lender” means, at any time, a Revolving Lender that is not a Defaulting Lender.
“Non-Extension Notice Date” has the meaning provided in Section 2.03(b)(iii).
“Non-Reinstatement Deadline” has the meaning provided in Section 2.03(b)(iv).
“OANDA” means the OANDA Corporation.

“Obligations” means, without duplication, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.
“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Citibank in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Parent” means DIRECTV, a Delaware corporation, and any of its successors.
“Parent Company” means (a) Parent and (b) any direct or indirect Subsidiary of Parent that owns any of the Borrower’s Capital Stock.
“Parent Guarantor” means Parent and any other Parent Company that guarantees the Guaranteed Obligations pursuant to the terms hereof.

“Participant” has the meaning specified in Section 11.06(d).
“Participating Member State” means each state so described in any EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
“Permitted Business” means any of developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics, communications, voice, data and network services and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communications uplink centers and related terrestrial infrastructure, the acquisition, transmission, broadcast, production and other provision of programming relating thereto and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.
“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Proposed Change” has the meaning provided in Section 11.13(b).
“Rating Service” means each of S&P and Moody’s.
“Reference Bank” means both Citibank and Barclays.
“Register” has the meaning provided in Section 11.06(c).
“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, an L/C Application.
“Required Lenders” means, as of any date of determination, Revolving Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Revolving Lenders holding in the aggregate more than fifty percent (50%) of the aggregate principal amount of Revolving Obligations (including, in each case, the aggregate principal amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations); provided that, the Revolving Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders in accordance with Section 11.01.
“Responsible Officer” means the chief executive officer, the president, the general counsel, the chief financial officer or the treasurer of Parent or the Borrower or any officer designated as a “Responsible Officer” for purposes of this Credit Agreement by any of the foregoing officers of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of such entity.
“Restricting Information” has the meaning provided in Section 11.07(b).
“Revaluation Date” means (a) with respect to any Eurocurrency Rate Loan denominated in an Alternative Currency, (i) the most recent date upon which one of the following shall have occurred (x) the date of Borrowing of such Eurocurrency Rate Loan, (y) each date of a continuation of such Eurocurrency Rate Loan pursuant to Section 2.02, and (z) each date a payment is made in Dollars in lieu of the applicable Alternative Currency and (ii) such other dates determined by the Administrative Agent in its reasonable judgment and (b) with respect to any Letter of Credit denominated in any Alternative Currency, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance of such Letter of Credit, (y) the date on which the applicable L/C Issuer was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit and (z) the first Business Day of each month, commencing on the first Business Day following the issuance of such Letter of Credit and (ii) such other dates determined by the Administrative Agent in its reasonable judgment.
“Revolving Commitment” means, for each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans (and to share in Revolving Obligations) hereunder.

“Revolving Commitment Percentage” means, for each Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Revolving Lender’s Revolving Committed Amount and the denominator of which is the Aggregate Revolving Committed Amount. The initial Revolving Commitment Percentages are set forth in Schedule 2.01(a).
“Revolving Committed Amount” means, for each Revolving Lender, the amount of such Revolving Lender’s Revolving Commitment. The initial Revolving Committed Amounts are set forth in Schedule 2.01(a).
“Revolving Lender” means each of the Persons identified as a “Lender” on the signature pages hereto and each Person who joins as a Revolving Lender pursuant to the terms hereof, together with their respective successors and permitted assigns.
“Revolving Lender Insolvency Event” means that (i) a Revolving Lender or its Revolving Lender Parent Company is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) such Revolving Lender or its Revolving Lender Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Revolving Lender or its Revolving Lender Parent Company, or such Revolving Lender or its Revolving Lender Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Revolving Lender Insolvency Event shall not occur solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any equity interest in such Revolving Lender or Revolving Lender Parent Company if and for so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender, including, without limitation this Credit Agreement.
“Revolving Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.01(d), executed and delivered in accordance with the provisions of Section 2.01(d)(vi).
“Revolving Lender Parent Company” means, with respect to a Revolving Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of which such Revolving Lender is a Subsidiary, and/or any other Person of which such Revolving Lender is a Subsidiary.
“Revolving Lender Party Appointment Period” has the meaning provided in Section 10.06(a).
“Revolving Loan” has the meaning provided in Section 2.01(a).

“Revolving Notes” means the promissory notes, if any, given to evidence the Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Revolving Note is attached as Exhibit 2.13-1.
“Revolving Obligations” means the Revolving Loans and the L/C Obligations.
“Revolving Termination Date” means February 7, 2016.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.
“SPC” has the meaning specified in Section 11.06(h).
“Spot Rate” for a currency means the rate determined by the Administrative Agent using the 12:00 noon (New York City) OANDA rate for such currency on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that if such rate is not available at such time for any reason, then the Administrative Agent shall determine such rate (i) to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office or (ii) the rate obtained from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided further that the Administrative Agent may use such rate determined or obtained on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Sterling” means the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.
“Subsidiary Guarantor” means each Subsidiary of the Borrower identified on the signature pages hereto as a “Guarantor” and each other Subsidiary of the Borrower that guarantees the Guaranteed Obligations pursuant to the terms hereof.
“Successor Corporation” has the meaning provided in Section 8.03(c).
“Support Obligations” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Swiss Francs” means the lawful currency of Switzerland.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Trade Date” has the meaning provided in Section 11.06(b)(i).
“Trust Indenture Act" has the meaning provided in Section 10.02(d).
“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.
“United States” or “U.S.” means the United States of America.
“Unreallocated Portion” has the meaning provided in Section 2.14(b)(ii).
“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).
“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interests has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.
“Wholly Owned Subsidiary” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.
“Yen” means the lawful currency of Japan.
Section 1.02. Interpretive Provisions.
With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such

Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(c)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.
Section 1.03. Accounting Terms and Provisions.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; and provided further, that, if the Borrower elects to prepare and maintain its financial statements in accordance with the International Financial Reporting Standards, then (i) the Borrower shall notify the Administrative Agent of such election, (ii) compliance with the financial covenant set forth in Section 8.06 shall continue to be determined by reference to GAAP as in effect prior to such election and (iii) the Borrower shall deliver, together with any Compliance Certificate furnished pursuant to Section 7.02(a) or any other similar document, a reconciliation of its calculations with respect to Section 8.06 to its financial statements prepared in accordance with International Financial Reporting Standards and any other documents and information reasonably requested by the Administrative Agent relating thereto. Notwithstanding the foregoing, for purposes of determining compliance with the financial covenant set forth in Section 8.06, indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.04. Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05. Times of Day.
Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.06. Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating the financial covenant hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so reasonably determined by the Administrative Agent.
(b)    Wherever in this Credit Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as reasonably determined by the Administrative Agent.
Section 1.07. Additional Alternative Currencies.
(a)    The Borrower may from time to time request that Eurocurrency Rate Loans be made or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to (i) the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders in their sole discretion and (ii) the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer in their sole discretion.
(b)    Any such request shall be made to the Administrative Agent not later than 2:00 p.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such earlier time or date as may be agreed by the Administrative Agent, and in the case of any such request with respect to Letters of Credit, the applicable L/C Issuer, in its or their reasonable judgment). In the case of any such request with respect to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request with respect to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Revolving Lender (in the case of any such request with respect to Revolving Loans) or the applicable L/C Issuer (in the case of a request with respect to Letters of Credit) shall notify the Administrative Agent, not later than 2:00 p.m. five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Revolving Lender or the applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in clause (b) above shall be deemed to be a refusal by such Revolving Lender or such L/C Issuer, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Revolving Loans in such requested currency, the Administrative Agent shall promptly so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Loans. If the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes by such L/C Issuer to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Borrower.
Section 1.08. Change of Currency.
(a)    Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.09. Letter of Credit Amounts.
All references herein to the amount of a Letter of Credit shall be deemed to mean the Dollar Equivalent of the amount available to be drawn on such Letter of Credit in effect at such time; provided that for purposes of Sections 2.01(a) and 2.01(b), the Outstanding Amount of L/C Obligations and Revolving Obligations shall include the maximum face amount available to be drawn of each Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.
Article 2
COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01. Commitments.
Subject to the terms and conditions set forth herein:
(a)    Revolving Loans. During the Commitment Period, each Revolving Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Borrower in Dollars or in one or more Alternative Currencies, on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed ONE BILLION DOLLARS ($1,000,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”), (ii) with regard to each Revolving Lender individually, such Revolving Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount and (iii) the Outstanding Amount of Revolving Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Revolving Loans may consist of Base Rate Loans, Eurocurrency Rate Loans or a combination thereof, as the Borrower may request, and may be made in Dollars or in one or more Alternative Currencies, and may be repaid and reborrowed in accordance with the provisions hereof.
(b)    Letters of Credit. Subject to Section 2.14, during the Commitment Period, (i) each L/C Issuer, in reliance upon the commitments of the Revolving Lenders set forth herein, agrees (A) to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of either (x) so long as Parent remains a Guarantor, Parent or any of its Subsidiaries or (y) if Parent ceases to be a Guarantor, the Borrower or any member of the Consolidated Group, (B) to amend or extend Letters of Credit previously issued hereunder, and (C) to honor drawings under Letters of Credit issued by it; and (ii) the Revolving Lenders severally agree to purchase from each L/C Issuer a participation interest in Letters of Credit issued by it hereunder in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof; provided that (A) the Outstanding Amount of L/C Obligations shall not exceed the L/C Sublimit, (B) the Outstanding Amount of Revolving Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, (C) with regard to the Revolving Lenders collectively, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, (D) with regard to each

Revolving Lender individually, such Revolving Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount and (E) with regard to each L/C Issuer individually, the Outstanding Amount of L/C Obligations with respect to Letters of Credit issued by such L/C Issuer shall not exceed its respective L/C Fronting Sublimit. Subject to the terms and conditions hereof, Parent’s or the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Parent or the Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(c)    [Reserved].
(d)    Incremental Revolving Commitments. Any time after the Closing Date, the Borrower may, upon written notice to the Administrative Agent, increase the Aggregate Revolving Commitments hereunder as provided in this Section 2.01(d) (the “Incremental Revolving Commitments”); provided that:
(i)    the aggregate principal amount of all the Incremental Revolving Commitments established after the Closing Date, together with the aggregate principal amount of all the 5-Year Incremental Revolving Commitments established under the 5-Year Credit Agreement at or prior to such time, will not exceed $500,000,000;
(ii)    no Default or Event of Default shall have occurred and be continuing or shall result after giving effect to any such Incremental Revolving Commitments;
(iii)    the conditions to the making of a Credit Extension under Section 5.02 shall be satisfied;
(iv)    the Borrower will provide supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent and the Revolving Lenders providing Incremental Revolving Commitments;
(v)    any new Revolving Lender providing an Incremental Revolving Commitment must be reasonably acceptable to the Administrative Agent, each of the L/C Issuers, if any, and the Borrower;
(vi)    Revolving Lenders providing Incremental Revolving Commitments pursuant to this Section 2.01(d) will provide a Revolving Lender Joinder Agreement or other agreement reasonably acceptable to the Administrative Agent;
(vii)    additional Incremental Revolving Commitments will be in a minimum principal amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof; and
(viii)    if any Revolving Loans are outstanding at the time of any such increase, the Borrower will make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under

Section 3.05) as may be necessary to give effect to the revised Revolving Committed Amounts and Revolving Commitment Percentages.
Any Revolving Loans made in connection with the Incremental Revolving Commitments established hereunder shall have terms identical to the Revolving Loans existing at the time the Incremental Revolving Commitments are so established, except for fees payable to Revolving Lenders providing Incremental Revolving Commitments. In connection with the establishment of any Incremental Revolving Commitments, (A) none of CGMI, Barclays, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc. or UBS AG, Stamford Branch, as the joint lead arrangers hereunder (the “Joint Lead Arrangers”), shall have any obligation to arrange for or assist in arranging for any Incremental Revolving Commitments without their prior written approval and shall be subject to such conditions, including fee arrangements, as may be provided in connection therewith, (B) none of the Revolving Lenders, including Citibank and Barclays, shall have any obligation to provide any Incremental Revolving Commitments without their prior written approval and (C) Schedule 2.01(a) will be revised to reflect the Revolving Lenders, Loans, Revolving Commitments and Revolving Commitment Percentages after giving effect to the establishment of any Incremental Revolving Commitments.
Section 2.02. Borrowings, Conversions and Continuations.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone by a Responsible Officer. Each such notice must be received by the Administrative Agent not later than (x) 2:00 p.m. (i) with respect to Eurocurrency Rate Loans denominated in Dollars, three (3) Business Days prior to the requested date of or (ii) with respect to Eurocurrency Rate Loans denominated in an Alternative Currency, four (4) Business Days prior to the requested date of or (y) 12:00 noon with respect to Base Rate Loans on the requested date of, in each case any Borrowing, conversion or continuation. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer. Except as provided in Sections 2.03(c), each Borrowing, conversion or continuation shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such request is for a Borrowing, conversion or continuation, (ii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed, converted or continued, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Loans to be borrowed or continued. If the Borrower fails to specify a Type of Loan in a Loan Notice, then for all purposes of the Credit Agreement (including Section 3.05), the Borrower shall be deemed to have timely requested that the applicable Loans be made as Base Rate Loans. If the Borrower fails to give a notice requesting a continuation of Eurocurrency Rate Loans by 2:00 p.m. on the third Business Day prior to the last day of the applicable Interest Period, then the Borrower shall be deemed to have timely requested that the applicable Eurocurrency Rate Loans be continued as Eurocurrency Rate Loans denominated in Dollars with an Interest Period of one month; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one (1) month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid or paid in the original currency of such Loan and reborrowed in the other currency.
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Revolving Lender of the amount of its pro rata share (determined in accordance with its respective Revolving Commitment Percentage) of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Revolving Lender of the details of any automatic conversion or continuation described in the preceding subsection. In the case of a Borrowing, each Revolving Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, without the consent of the Required Lenders, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default or Event of Default at the request of the Required Lenders, (i) no Loan may be requested as, converted to or continued as a Eurocurrency Rate Loan, (ii) any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency shall be prepaid or redenominated into Dollars in the amount of the Dollar Equivalent thereof and (iii) any outstanding Eurocurrency Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto; provided that, upon the occurrence of an Event of Default, all of the then outstanding Eurocurrency Rate Loans denominated in Australian Dollars shall, without further act of the Administrative Agent or the Revolving Lenders, be prepaid or redenominated into Dollars in the amount of the Dollar Equivalent thereof.
(d)    The Administrative Agent shall promptly notify the Borrower and the Revolving Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Revolving Lenders of any change in Citibank’s base rate used in determining the Base Rate promptly following the public announcement of such change.

Section 2.03. Additional Provisions with Respect to Letters of Credit.
(a)    Obligation to Issue or Amend.
(i)    No L/C Issuer shall issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders and such L/C Issuer have approved such expiry date; or
(B)    the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Revolving Lenders and such L/C Issuer have approved such expiry date.
(ii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate any Law or one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by such L/C Issuer and the Administrative Agent, such Letter of Credit is in an initial stated amount less than $50,000;
(D)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)    such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue letters of credit in the requested currency;

(F)    subject to Section 2.03(b)(iv), such Letter of Credit contains provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(G)    the conditions set forth in Section 5.02 are not satisfied.
(iii)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(iv)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if:
(A)    such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or
(B)    the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(b)    Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer. Such L/C Application, as completed and signed and including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable L/C Issuer, must be received by the applicable L/C Issuer and the Administrative Agent (A) not later than 2:00 p.m. at least one (1) Business Day prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (B) not later than 2:00 p.m. at least four (4) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency (or, in each case, such later date and time as the applicable L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.
(ii)    Promptly after receipt of any L/C Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from the Administrative Agent, any Revolving Lender or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 5 shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or Guarantor or Subsidiary) or enter into the applicable amendment, as the case may be, in each case, in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Commitment Percentage thereof.
(iii)    If the Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (but in any event not later than thirty (30) days prior to the scheduled expiry date thereof). Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.
(iv)    If the Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non- reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.
(v)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon any drawing under any Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse such L/C Issuer in such Alternative Currency, unless (ii) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (iii) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Administrative Agent shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 2:00 p.m. on the second Business Day following the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the second Business Day following the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Revolving Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed as set forth in Section 2.03(c)(ii) in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) (but subject to the unutilized portion of the Revolving Commitments) for the principal amount of Base Rate Loans. Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(iv)    Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than (x) if such notice is received by such Revolving Lender at or prior to 3:00 p.m. on any Business Day, 5:00 p.m. on such Business Day (or such later time and date as shall be specified in such notice) and (y) if such notice is received by such Revolving Lender after 3:00 p.m. on any Business Day, 1:00 p.m. on the Business Day following such Business Day (or such later time and date as shall be specified in such notice), whereupon, in either case, subject to the provisions of Section 2.03(c)(iii) and satisfaction of the conditions precedent set forth in Section 5.02, each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars, or if requested by such L/C Issuer, the equivalent amount thereof in an Alternative Currency as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Alternative Currency with Dollars.
(v)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason (including failure to satisfy the conditions precedent set forth in Section 5.02) and if the Borrower fails to reimburse the applicable L/C Issuer within the time period set forth in Section 2.03(c)(i), the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed

Amount that is not so refinanced which L/C Borrowing shall bear interest at the Default Rate and be due and payable on demand (together with interest thereon). In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.
(vi)    If the L/C Issuer shall fund any drawing under a Letter of Credit, then, unless the Borrower shall reimburse such amount in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrower reimburses such amount (or such amount is refinanced with an L/C Advance or a Base Rate Loan as contemplated by foregoing clauses (ii) and (iii)). Until a Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of such L/C Issuer.
(vii)    Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) with respect to funding participations in L/C Borrowings, non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that such L/C Issuer shall have complied with the provisions of Section 2.03(b)(ii). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(viii)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect as reasonably determined by such L/C Issuer.
(d)    Repayment of Participations.

(i)    At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in Dollars and in the same type of funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:
(ix)    any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;
(x)    the existence of any claim, counterclaim, setoff, defense or other right that Parent, the Borrower or any Subsidiary of Parent may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(xi)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(xii)    any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(xiii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent, Borrower or any Subsidiary of Parent or in the relevant currency markets generally; or
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Parent, the Borrower or any Subsidiary of Parent.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to such Borrower and, in the event of any claim of non-compliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of the L/C Issuers in such Capacity. Each Revolving Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as the Borrower may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, as determined by a court of competent jurisdiction in a final, nonappealable judgment. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.
(g)    Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the L/C Expiration Date, as the case may be). In addition, if, as of the date Parent ceases to be a Guarantor, any Letter of Credit issued for the account of Parent or any of its Subsidiaries (other than any member of the Consolidated Group) may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations with respect to any such Letter of Credit (in an amount equal to such Outstanding Amount determined as of the date Parent ceases to be a Guarantor). The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts or money market fund accounts at the Administrative Agent.
(h)    Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
(i)    Letters of Credit Issued for Parent or Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Parent, any Subsidiary of Parent or the Borrower, the Borrower shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Parent’s or the Borrower’s Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(j)    Letter of Credit Fees. The Borrower shall pay Letter of Credit fees as set forth in Section 2.09(b)(i).

(k)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l)    Letter of Credit Reports. To the extent any Letters of Credit issued by an L/C Issuer are outstanding, such L/C Issuer shall furnish to the Administrative Agent (which shall furnish to each Revolving Lender (with a copy to the Borrower)) on the first Business Day of each month (A) a written report summarizing issuance and expiration dates of Letters of Credit issued by such L/C Issuer during the preceding month and drawings during such month under all such Letters of Credit and (B) a written report setting forth the average daily aggregate face amount during the preceding calendar quarter of all Letters of Credit issued by such L/C Issuer.
Section 2.04. [Reserved].
Section 2.05. Repayment of Loans. The Borrower shall repay to the Revolving Lenders the Outstanding Amount of Revolving Loans on the Revolving Termination Date.
Section 2.06. Prepayments.
(a)    Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05 and as otherwise provided for herein); provided that (2) notice thereof must be received by 2:00 p.m. by the Administrative Agent on the date of prepayment and (2) any such prepayment shall be a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof or, if less, the entire remaining principal amount thereof.
Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid. The Administrative Agent will give prompt notice to each applicable Revolving Lender of any prepayment on the Loans and such Revolving Lender’s interest therein. Prepayments of Eurocurrency Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05.
(b)    Mandatory Prepayments.
(i)    If at any time (A) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount or (B) the Outstanding Amount of L/C Obligations shall exceed the L/C Sublimit, the Borrower shall immediately prepay the Revolving Obligations (including Cash Collateralizing the L/C Obligations) in an amount equal to such excess; provided, however, that, except with respect to clause (ii), L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans have been paid in full.
(ii)    If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Revolving Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within three (3) Business Days after receipt of such notice, the Borrower shall prepay the Revolving Obligations (including Cash Collateralizing the L/C Obligations) denominated in Alternative Currencies in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect. The Administrative Agent may, at any time and from time to time after the initial prepayment or deposit of such Cash Collateral, request that additional Revolving Obligations be repaid and additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.
(iii)    If there occurs any Change of Control with respect to the Borrower, then within five (5) Business Days of such Change of Control, the Borrower shall (A) prepay the then Outstanding Amount of the Revolving Loans, (B) Cash Collateralize the then Outstanding Amount of all L/C Obligations and (C) pay all accrued and unpaid interest and fees hereunder.
(c)    Application. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurocurrency Rate Loans in direct order of Interest Period maturities. Prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Revolving Lenders ratably in accordance with their respective interests therein.
Section 2.07. Termination or Reduction of Revolving Commitments.
(a)    The Revolving Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 2:00 p.m. on the Business Day of the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) the Revolving Commitments may not be reduced to an amount less than the Revolving Obligations then outstanding thereunder. The Administrative Agent will give prompt notice to the Revolving Lenders of any such reduction in Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied ratably to the commitment of each Revolving Lender according to its Revolving Commitment Percentage thereof. All commitment or other fees accrued with respect thereto through the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
(b)    If there occurs any Change of Control with respect to the Borrower, the Revolving Commitments shall terminate on the date that is five (5) Business Days after the date of such Change of Control and the Borrower shall pay all accrued and unpaid interest and fees hereunder.
Section 2.08. Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Percentage and (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b)         (2)    If any amount of principal of any Revolving Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
(v)    If any amount (other than principal of any Revolving Loan) payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
(vi)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Revolving Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
(vii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Revolving Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.09. Fees.
(a)    Commitment Fee. Subject to Section 2.14(d), the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Commitment Percentage thereof, a commitment fee (the “Commitment Fee”) equal to the Applicable Percentage of the actual daily amount by which the Aggregate Revolving Committed Amount exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily unused amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.
(b)    Letter of Credit Fees.
(i)    Letter of Credit Fees. Subject to Section 2.14(d), the Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Revolving Commitment Percentage, a Letter of Credit fee, in Dollars, for each Letter of Credit, an amount equal to the Applicable Percentage multiplied by the daily stated amount available to be drawn under such Letter of Credit on such day (the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each of March, June, September and December (for the Letter of Credit Fees accrued during the previous calendar quarter), commencing with the first such date to occur after the issuance of such Letter of Credit and on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(ii)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee at a rate per annum to be agreed by the Borrower and such L/C Issuer, computed on the daily stated amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each of March, June, September and December (for fronting fees accrued during the previous calendar quarter or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit and on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other documentary and processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(c)    Other Fees.
(i)    The Borrower shall pay to Citibank, CGMI and Barclays, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrower shall pay to the Revolving Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.10. Computation of Interest and Fees.
All computations of interest for Base Rate Loans when the Base Rate is determined by Citibank’s base rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year or, in the case of interest in respect of Eurocurrency Rate Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day.
Section 2.11. Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Revolving Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the Revolving Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent to the Borrower (of which the Borrower shall have received at least three (3) Business Days’ advance notice) on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent as of the applicable Revaluation Date of such Alternative Currency payment. The Administrative Agent will promptly distribute to each Revolving Lender its pro rata share of such payment in like funds as received by wire transfer to such Revolving Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. in the case of payments in Dollars or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (2)    Funding by Revolving Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date (in the case of Eurocurrency Rate Loans) or 90 minutes prior to the proposed time (in the case of Base Rate Loans) of any

Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s share of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Revolving Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Revolving Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Revolving Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to such Borrowing. If the Borrower and such Revolving Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Revolving Lender’s Loan included in such Borrowing, and to the extent such amount has not been paid to the Borrower, the Administrative Agent will transmit such amount to the Borrower in Same Day Funds. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Revolving Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Revolving Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Revolving Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Revolving Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)    Failure to Satisfy Conditions Precedent. If any Revolving Lender makes available to the Administrative Agent funds for any Loan to be made by such Revolving Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Revolving Lender) to such Revolving Lender, without interest.

(d)    Obligation of the Revolving Lenders Several. The obligations of the Revolving Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Revolving Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Revolving Lender of its corresponding obligation to do so on such date, and no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Revolving Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Revolving Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
Section 2.12. Sharing of Payments by Revolving Lenders.
If any Revolving Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on or fees in respect of any of the Loans made by it or Revolving Commitments held by it, or the participations in L/C Obligations held by it resulting in such Revolving Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest and fees thereon greater than its pro rata share thereof as provided herein, then the Revolving Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Revolving Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Revolving Lenders ratably in accordance with the aggregate amount of principal of and accrued interest and fees on their respective Loans and Revolving Commitments and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.12 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Revolving Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).
Each Borrower Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Revolving Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Revolving Lender were a direct creditor of such Borrower Credit Party in the amount of such participation.
Section 2.13. Evidence of Debt.
(a)    The Credit Extensions made by each Revolving Lender shall be evidenced by one or more accounts or records maintained by such Revolving Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f. 103-1(c) as agent for the Borrower, in each case, in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Revolving Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Revolving Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Revolving Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Revolving Lender made through the Administrative Agent, the Borrower shall execute and deliver to the Administrative Agent a Revolving Note for such Revolving Lender, which shall evidence such Revolving Lender’s Loans in addition to such accounts or records. Each Revolving Lender may attach schedules to its Revolving Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a) above, each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)    Each Revolving Lender having sold a participation in any of its Obligations, acting solely for this purpose as a non-fiduciary agent for the Borrower, shall maintain a register for the recordation of the names and addresses of such Participants (and each change thereto, whether by assignment or otherwise) and the rights, interest or obligation of such Participants in any Obligation, in any Revolving Commitment and in any right to receive any payments hereunder; provided that no Revolving Lender shall have any obligation to disclose all or any portion of such register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Revolving Commitments, Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
Section 2.14. Defaulting Lenders.

(a)    Cash Collateral Call. If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit is at the time outstanding, the applicable L/C Issuer may (except, in the case of a Defaulting Lender, to the extent the Revolving Commitments have been fully reallocated pursuant to Section 2.14(b)), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such L/C Issuer in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to such L/C Issuer in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.
(b)    Defaulting Lender Exposure. If a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to the Defaulting Lender Exposure of such Defaulting Lender:
(i)    the Defaulting Lender Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Revolving Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Committed Amounts; provided that (ii) each Non-Defaulting Lender’s Revolving Commitment Percentage of the Revolving Obligations may not in any event exceed the Revolving Committed Amount of such Non-Defaulting Lender as in effect at the time of such reallocation and (iii) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any L/C Issuer or any other Revolving Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;
(ii)    to the extent that any portion (the “Unreallocated Portion”) of the Defaulting Lender’s Defaulting Lender Exposure cannot be so reallocated, whether by reason of the proviso in clause (i) above or otherwise, the Borrower will, not later than three (3) Business Days after demand by the Administrative Agent (at the direction of the applicable L/C Issuer), (v) Cash Collateralize the obligations of the Borrower to such L/C Issuer in respect of such Defaulting Lender Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such Defaulting Lender Exposure or (vi) make other arrangements satisfactory to the Administrative Agent, and to the applicable L/C Issuer in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender (it is understood and agreed that the L/C Issuers shall be under no obligation to issue or amend Letters of Credit during such three (3) Business Day period unless the Borrower shall have satisfied its obligations pursuant to this clause (ii) or the applicable Defaulting Lender shall cease to be a Defaulting Lender in accordance with the terms hereof); and
(iii)    any amount paid by the Borrower for the account of a Defaulting Lender under this Credit Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.14(c)) the termination of the Revolving Commitments and payment in full of all Obligations of the Borrower hereunder, and will be applied by the Administrative Agent, to the fullest extent permitted by Law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Credit Agreement, second to the payment of any amounts owing by such Defaulting Lender to the L/C Issuers (pro rata as to the respective amounts owing to each of them) under this Credit Agreement, third to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed L/C Advances then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders and seventh after the termination of the Revolving Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Credit Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(c)    Change in Status. If the Borrower, the Administrative Agent and the L/C Issuers, if any, agree in writing in their discretion that a Revolving Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(b)), such Revolving Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Revolving Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Obligations to be held by each Revolving Lender in accordance with its Revolving Commitment Percentage, whereupon such Revolving Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and each Revolving Lender’s risk participations in L/C Obligations will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.
(d)    Fees. Anything herein to the contrary notwithstanding, during such period as a Revolving Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.09(a) or (b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided that (a) to the extent that a portion of the Defaulting Lender Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.14(b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Committed Amounts and (b) to the extent any portion of such Defaulting Lender Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the L/C Issuers as their interests appear (and the pro rata payment provisions of Section 2.11 will automatically be deemed adjusted to reflect the provisions of this Section 2.14(d)).
Section 2.15. Extension Option.
(a)    On each of the first anniversary of the Closing Date and the second anniversary of the Closing Date, the Revolving Termination Date may be extended (each, an “Extension”) in the manner set forth in this Section 2.15 for a period of one year from the Revolving Termination Date then in effect (the “Existing Termination Date”). If the Borrower wishes to request an Extension, the Borrower shall give written notice thereof to the Administrative Agent not less than 30 days nor more than 90 days prior to the applicable anniversary of the Closing Date, whereupon the Administrative Agent shall promptly notify each of the Revolving Lenders of such request. If any Revolving Lender shall not have responded affirmatively within 30 days of such notice, such Revolving Lender shall be deemed to have declined the Borrower’s request to extend the Revolving Termination Date with respect to its Revolving Commitment, and only the Revolving Termination Date with respect to the Revolving Commitments of those Revolving Lenders (the “Extending Revolving Lenders”) which have responded affirmatively to such request shall be extended. The Revolving Lenders shall have the right to respond affirmatively to or decline any Extension in their sole and absolute discretion.
(b)    Any Extension pursuant to this Section 2.15 shall be subject to satisfaction of the following conditions:
(i)    before and after giving effect to such Extension, all representations and warranties contained in Article 6 shall be true and correct in all material respects on and as of the effective date of such Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;
(ii)    at the time of such Extension, no Default or Event of Default shall exist or would result from such Extension;
(iii)    the sum of the Revolving Committed Amounts of the Extending Revolving Lenders with respect to such Extension represent at least a majority of the then applicable Aggregate Revolving Committed Amount; and
(iv)     receipt by the Administrative Agent of counterparts of an extension agreement in form and substance reasonably satisfactory to the Administrative Agent (the “Extension Agreement”), duly completed and signed by the Borrower, the Administrative Agent and the Extending Revolving Lenders.

(c)    If any Revolving Lender declines, or is deemed to have declined, the Borrower’s proposal to extend the Revolving Termination Date with respect to its Revolving Commitment (a “Declining Lender”), (A) such Declining Lender’s Revolving Commitment (and, if such Declining Lender is an L/C Issuer, its obligation to issue Letters of Credit) shall terminate on the Existing Termination Date with respect to the Revolving Commitment of such Declining Lender and (B) the Borrower shall pay to such Declining Lender on such Existing Termination Date the principal amount of any outstanding Loans made by such Declining Lender, together with any accrued interest thereon, and any other amounts due and payable to such Declining Lender on such date. The Borrower may replace any Declining Lender in accordance with Section 11.13. The Administrative Agent shall promptly notify the Revolving Lenders of the effectiveness of each Extension of the Revolving Termination Date pursuant to this Section 2.15.
(d)    On the Revolving Termination Date of any Declining Lender’s Revolving Commitment as contemplated by subsection (c) above, the respective participations of the remaining Revolving Lenders in all outstanding Letters of Credit shall be redetermined on the basis of their respective Revolving Commitment Percentages after giving effect to the termination of the Revolving Commitments of such Declining Lenders (including the termination of the participations of Declining Lenders in all outstanding Letters of Credit); provided that if, after giving effect to the termination of such Revolving Commitments, the Outstanding Amount of Revolving Obligations exceeds the remaining Aggregate Revolving Committed Amount, the Borrower shall prepay Revolving Loans in an amount equal to such excess. Notwithstanding anything to the contrary herein, the “L/C Sublimit” with respect to the issuance or amendment of Letters of Credit with an expiry date following any Existing Termination Date shall be equal to the lesser of (x) the L/C Sublimit otherwise in effect at such time and (y) the Aggregate Revolving Committed Amount in effect after giving effect to the termination of the Revolving Commitments of Declining Lenders on such Existing Termination Date.
Article 3
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01. Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower, or the Administrative Agent, as the case may be, shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)) the Administrative Agent, any Revolving Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, or the Administrative Agent, as the case may be, shall make such deductions and (iii) the Borrower, or the Administrative Agent, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. To the extent that amounts are so deducted and paid over to the appropriate Governmental Authority by the Borrower, or the Administrative Agent, as the case may be, such deducted amounts shall be treated for all purposes of this Credit Agreement as having been paid to the Administrative Agent, such Revolving Lender or such L/C Issuer, as the case may be, with respect to which the relevant deduction was made. If the Administrative Agent, any Revolving Lender or any L/C Issuer is entitled to any payment under this subsection (a) due to a Change in Law, such party shall provide notice to the Administrative Agent and the Borrower to the effect thereof, provided that the failure to give such notice shall not affect the right to payment for such party.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Revolving Lender and each L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable by the Borrower under this Section 3.01(c)) paid by the Administrative Agent, such Revolving Lender or such L/C Issuer, as the case may be, with respect to this Agreement or any other Credit Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any penalty imposed as a result of any gross negligence or unlawful misconduct of the Administrative Agent, such Revolving Lender or such L/C Issuer, as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Revolving Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Revolving Lender or an L/C Issuer, shall be conclusive absent manifest error; provided that promptly following written request therefor, any such Revolving Lender or L/C Issuer or the Administrative Agent shall deliver a statement to the Borrower setting forth in reasonable detail the basis for amount set forth in such certificate.
Each Revolving Lender and each L/C Issuer shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, and to the extent that the Borrower has failed to pay the Administrative Agent to the extent expressly provided herein, for the full amount of any Taxes attributable to such Revolving Lender or such L/C Issuer that are payable or paid by the Administrative Agent, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Revolving Lender or such L/C Issuer by the Administrative Agent shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Revolving Lender or L/C Issuer, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Revolving Lender is subject to withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Revolving Lender under this Credit Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally able to do so), whichever of the following is applicable:
(i)    duly completed and signed copies of IRS Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)    duly completed and signed copies of IRS Form W-8ECI (or successor form),
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01(e)-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed and signed copies of IRS Form W-8BEN (or successor form),
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)-2 or Exhibit 3.01(e)-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01(e)-4 on behalf of each such direct and indirect partner; or
(v)    any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed and signed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
Any Revolving Lender or L/C Issuer that is a United States person under Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Revolving Lender or L/C Issuer becomes a Revolving Lender or L/C Issuer, as applicable, under this Credit Agreement, on or prior to the date on which any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Revolving Lender or L/C Issuer is legally able to do so), duly completed and signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Revolving Lender or L/C Issuer is entitled to an exemption from U.S. backup withholding tax.
If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA, if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    Treatment of Certain Refunds. If the Administrative Agent, any Revolving Lender or any L/C Issuer determines in good faith that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of, and any loss or gain realized in the conversion of such funds from or to another currency incurred by, the Administrative Agent, such Revolving Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Revolving Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Revolving Lender or such L/C Issuer in the event the Administrative Agent, such Revolving Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection (f) shall not be construed to require the Administrative Agent, any Revolving Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this clause (f), in no event will the Administrative Agent or any Revolving Lender be required to pay any amount to the Borrower pursuant to this clause (f) the payment of which would place the Administrative Agent or such Revolving Lender in a less favorable net after-Tax position than the Administrative Agent or such Revolving Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Revolving Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
Section 3.02. Illegality.
If any Revolving Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Revolving Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Revolving Lender to purchase or sell, or to take deposits of, (i) Dollars or any Alternative Currency other than Euro in the London interbank market or (ii) Euro in the European interbank market, then, in either case, on notice thereof by such Revolving Lender to the Borrower through the Administrative Agent, any obligation of such Revolving Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or to convert Loans that are Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Revolving Lender notifies the Administrative Agent and the Borrower in the affected currency or currencies that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Revolving Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurocurrency Rate Loans of such Revolving Lender in the affected currency or currencies to Base Rate Loans, either on the last day of the Interest Period therefor, if such Revolving Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Revolving Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 3.03. Inability to Determine Rates.
If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the London or European interbank market, as the case may be, for the applicable currency, amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to such Eurocurrency Rate Loan or (c) the Eurocurrency Rate for any requested Interest Period with respect to such Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Revolving Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Revolving Lender. Thereafter, the obligation of the Revolving Lenders to make or maintain such Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans in the amount specified therein.
Section 3.04. Increased Cost; Capital Adequacy.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Revolving Lender (except any reserve requirement reflected in the Eurocurrency Rate) or any L/C Issuer; or
(ii)    impose on any Revolving Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Rate Loans made by such Revolving Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Revolving Lender of making, continuing, converting into, or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Revolving Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Revolving Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Revolving Lender or such L/C Issuer, the Borrower will pay to such Revolving Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Revolving Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered. For the avoidance of doubt, this Section 3.04(a) shall not apply with respect to Taxes that are subject to, or excluded from, Section 3.01.
(b)    Capital Requirements. If any Revolving Lender or any L/C Issuer determines that any Change in Law affecting such Revolving Lender or such L/C Issuer or any Lending Office of such Revolving Lender or such Revolving Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Revolving Lender’s or such L/C Issuer’s capital or on the capital of such Revolving Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, Revolving Commitments of such Revolving Lender or the Loans made by, or participations in Letters of Credit held by, such Revolving Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Revolving Lender or such L/C Issuer or such Revolving Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Revolving Lender’s or such L/C Issuer’s policies and the policies of such Revolving Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Revolving Lender or such L/C Issuer, as the case may be, such additional amount or amounts, as determined in good faith, as will compensate such Revolving Lender or such L/C Issuer or such Revolving Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Revolving Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Revolving Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section 3.04 shall be delivered to the Borrower. The Borrower shall pay such Revolving Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Revolving Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Revolving Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Revolving Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Revolving Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Revolving Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.05. Compensation for Losses.
Upon demand of any Revolving Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Revolving Lender for and hold such Revolving Lender harmless from any reasonable loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Revolving Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13; or
(d)    any payment by the Borrower of the principal of or interest on any Revolving Loan or of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency in a different currency from the Alternative Currency in which the applicable Loan or Letter of Credit is denominated (except to the extent the applicable L/C Issuer has required payment of any drawing under a Letter of Credit in Dollars pursuant to Section 2.03(c)(i)(A));
including any reasonable loss or expense (including foreign exchange losses) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary and reasonable administrative fees charged by such Revolving Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Revolving Lenders under this Section 3.05, each Revolving Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London or European interbank market, as the case may be, for a comparable amount in such currency for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
Section 3.06. Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Revolving Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Revolving Lender or any Governmental Authority for the account of any Revolving Lender pursuant to Section 3.01, or if any Revolving Lender gives a notice pursuant to Section 3.02, then such Revolving Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Revolving Lender, such designation or assignment (xv) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (xvi) in each case, would not subject such Revolving Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Revolving Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Revolving Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Revolving Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Revolving Lender or any Governmental Authority for the account of any Revolving Lender pursuant to Section 3.01, the Borrower may replace such Revolving Lender in accordance with Section 11.13.

(c)    Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in this Article 3 of this Credit Agreement, unless a Revolving Lender gives notice to the Borrower that it is obligated to pay an amount under this Article 3 within six (6) months after the later of (viii) the date the Revolving Lender incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (ix) the date such Revolving Lender has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Revolving Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to this Article 3, to the extent of the costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital that are incurred or suffered on or after the date which occurs six (6) months prior to such Revolving Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to this Article 3.
Section 3.07. Survival Losses.
All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.
Article 4
GUARANTY
Section 4.01. The Guaranty.
(a)    Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
(b)    Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, or other documents relating to the Guaranteed Obligations, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
Section 4.02. Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Guaranteed Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article 4 until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or
(e)    any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute Guaranteed Obligations, notices of amendments, waivers and supplements to the Credit Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever (except that the

Administrative Agent shall provide at least 10 days’ prior written notice to the Guarantors before taking any action for which the Communications Act and/or the FCC rules require such notice and which right to notice is not waivable by any Guarantor), and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
Section 4.03. Reinstatement.
Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower, by reason of the Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations. The obligations of the Guarantors under this Article 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (but limited to the reasonable fees, expenses and disbursements of one primary law firm or other counsel to the Administrative Agent and the holders of the Guaranteed Obligations taken as a whole (which shall be designated by the Administrative Agent) and (x) appropriate local counsel in applicable local jurisdictions, but limited to one local counsel in each such jurisdiction (which shall be designated by the Administrative Agent), (y) appropriate regulatory counsel in applicable specialties, but limited to one regulatory counsel in each such specialty (which shall be designated by the Administrative Agent) and (z) in the case of a conflict of interest (whether actual or potential), additional counsel in each relevant jurisdiction for similarly situated parties) incurred by the Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
Section 4.04. Certain Waivers.
Each Guarantor acknowledges and agrees that 4) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, 4) it will not assert any right to require the action first be taken against the Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right and 4)nothing contained herein shall prevent or limit action being taken against the Borrower hereunder, under the other Credit Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrower nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been indefeasibly paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that, subject to the terms of this Article 4, the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.
Section 4.05. Remedies.
The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.
Section 4.06. Rights of Contribution.
The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.
Section 4.07. Guaranty of Payment; Continuing Guaranty.
The guarantee in this Article 4 is a guaranty of payment and not of collection, and is a continuing guarantee, shall apply to all Guaranteed Obligations whenever arising and, subject to the terms of this Article 4, is irrevocable and shall remain in full force and effect until the Guaranteed Obligations are paid in full and the Revolving Commitments shall have expired or been terminated.
Section 4.08. Release.
(a) A Parent Guarantor shall be automatically released and relieved of its obligations under the guaranty set forth in this Article 4 if the Borrower has Cash Collateralized all outstanding Letters of Credit issued for the account of Parent or any of its Subsidiaries (other than any member of the Consolidated Group) in accordance with Section 2.03(g) and such Parent Guarantor is concurrently released from its guarantees under all of the Existing Senior Notes and any Additional Notes then outstanding.
(b) A Subsidiary Guarantor shall be automatically released and relieved of its obligations under the guaranty set forth in this Article 4 if no Default or Event of Default shall have occurred and be continuing (or would exist after giving effect to such release) and such Subsidiary Guarantor is concurrently released from its guarantees under all of the Existing Senior Notes and any Additional Notes then outstanding.
In connection with the release of any Guarantor, the Administrative Agent shall execute and deliver any documents reasonably required by the Borrower to evidence the release of such Guarantor from its obligations under the guaranty set forth in this Article 4, subject to receipt by the Administrative Agent from the Borrower of a certification as to matters set forth in the preceding sentence, upon which the Administrative Agent shall be entitled to rely.
Article 5
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 5.01. Conditions to Initial Credit Extensions.
The effectiveness of this Credit Agreement is subject to satisfaction of the following conditions precedent:
(a)    Executed Credit Documents. The Administrative Agent’s receipt of counterparts of this Credit Agreement and the Revolving Notes, in each case, dated as of the Closing Date, duly executed by a Responsible Officer of each Credit Party party thereto and by each Revolving Lender party thereto.
(b)    Organization Documents, etc. The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of each Credit Party, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:
(i)    Charter Documents. Copies of its articles or certificate of organization or formation, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation;
(ii)    Bylaws. Copies of its bylaws or operating agreement;
(iii)    Resolutions. Copies of its resolutions approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;
(iv)    Incumbency. Incumbency certificates identifying the Responsible Officers of such Credit Party that are authorized to execute Credit

Documents and to act on such Credit Party’s behalf in connection with the Credit Documents; and
(v)    Good Standing Certificates. Certificates of good standing or the equivalent from its jurisdiction of organization or formation, in each case, certified as of a recent date by the appropriate Governmental Authority.
(c)    Opinions of Counsel. The Administrative Agent’s receipt of duly executed favorable opinions of counsel to the Credit Parties, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Officer Certificates. The Administrative Agent’s receipt of a certificate or certificates of a Responsible Officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, certifying each of the following:
(i)    Consents. No consents, licenses or approvals are required in connection with the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party, other than as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto;
(ii)    Material Adverse Effect. There has been no event or circumstance since the date of the audited financial statements for the fiscal year ended December 31, 2011 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(iii)    Material Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(iv)    Financial Statements. The annual financial statements of the Borrower for the fiscal year ended December 31, 2011 (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (B) fairly present the financial condition of the Consolidated Group as of the date thereof and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (and with respect to such quarterly statements, subject to the absence of footnotes and to normal year-end audit adjustments) and (C) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; and
(v)    Compliance With Conditions. Confirmation of compliance with the conditions set forth in Section 5.02(a) and (b).

(e)    Termination of Existing Credit Agreement. Confirmation that all Indebtedness of, and accrued and unpaid fees and all other amounts owing by, the Borrower under the Existing Credit Agreement will be repaid in full and the commitments thereunder will be terminated, in each case, on or prior to the Closing Date.
(f)    Other. The Administrative Agent’s receipt of all documentation and other information requested in writing by the Administrative Agent or any Revolving Lender at least three (3) Business Days prior to the Closing Date to comply with any applicable “know your customer” and anti-money laundering rules and regulations including the Act.
(g)    Fees and Expenses. All fees and expenses (including, unless waived by the Administrative Agent, all reasonable fees, expenses and disbursements of any law firm or other counsel) invoiced to the Borrower and required to be paid on or before the Closing Date shall have been paid.
Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Revolving Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Revolving Lender unless the Administrative Agent shall have received notice from such Revolving Lender prior to the proposed Closing Date specifying its objection thereto.
Section 5.02. Conditions to All Credit Extensions.
The obligation of each Revolving Lender and each L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower and each other Credit Party contained in Article 6 (other than Section 6.06 and Section 6.07) shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(b)    No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
Article 6
REPRESENTATIONS AND WARRANTIES

The Credit Parties (but limited in the case of the Parent Guarantor to Sections 6.01, 6.02, 6.03, 6.04 and 6.11) represent and warrant to the Administrative Agent and the Revolving Lenders that:
Section 6.01. Existence, Qualification and Power.
Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) execute, deliver and perform its obligations under the Credit Documents to which it is a party and (ii) except to the extent it would not reasonably be expected to have a Material Adverse Effect, own its assets and carry on its business, and (c) except to the extent it would not reasonably be expected to have a Material Adverse Effect, is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.
Section 6.02. Authorization; No Contravention.
The execution, delivery and performance by each Credit Party of each Credit Document to which it is party have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention under, (i) any Contractual Obligation to which such Credit Party is party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its Property is subject, except, in each case, to the extent such breach, conflict, or contravention could not reasonably be expected to have a Material Adverse Effect; (c) violate any Law applicable to such Credit Party and the relevant Credit Documents except to the extent such violation could not reasonably be expected to have a Material Adverse Effect; or (d) result in the creation of a Lien not otherwise permitted hereunder.
Section 6.03. Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than as have already been obtained and are in full force and effect).
Section 6.04. Binding Effect.
This Credit Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement and the other Credit Documents constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law).

Section 6.05. Financial Statements.
The audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
Section 6.06. No Material Adverse Effect.
Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
Section 6.07. Litigation.
There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 6.08. No Default.
No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.
Section 6.09. Taxes.
Each member of the Consolidated Group has filed (or has had filed on its behalf) all federal and other material state, local and foreign tax returns and reports required to be filed, and have paid prior to delinquency all federal and other material state, local and foreign taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) any return or amount the failure of which to so file or pay could not reasonably be expected to have a Material Adverse Effect.
Section 6.10. ERISA Compliance.
Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, other federal or state Laws, and the regulations and published interpretations thereunder; (b) there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan; and (c) no ERISA Event has occurred or is reasonably expected to occur.
Section 6.11. Margin Regulations; Investment Company Act.
(a)    The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the Credit Parties, or any Subsidiary, is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 6.12. Disclosure.
The statements, information, reports, representations and warranties made by the Borrower in the Credit Documents or furnished to the Administrative Agent or the Revolving Lenders in connection with the Credit Documents, taken as a whole, do not contain, at the time furnished, any untrue statement of fact that, individually or in the aggregate with any other such untrue statements, could reasonably be expected to have a Material Adverse Effect.
Section 6.13. Compliance with Laws.
Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 6.14. Solvency.
The Borrower and its consolidated Subsidiaries, taken as a whole, are Solvent.
Article 7
AFFIRMATIVE COVENANTS
Until the Revolving Obligations shall have been paid in full or otherwise satisfied, and the Revolving Commitments hereunder shall have expired or been terminated, the Borrower will, and will cause each of its Subsidiaries to:
Section 7.01. Financial Statements.
Deliver to the Administrative Agent and each Revolving Lender:

(a)    as soon as available, but in any event not later than one hundred and five (105) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or other material qualification or exception; and
(b)    as soon as available, but in any event within and not later than sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(b), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
Section 7.02. Certificates; Other Information.
Deliver to the Administrative Agent and each Revolving Lender:
(a)    concurrently with the delivery of the financial statements referred to in Section 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (e) commencing with the fiscal quarter ending September 30, 2012, setting forth computations in reasonable detail demonstrating compliance with the financial covenant contained herein and (f) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto);
(b)    copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)    promptly, after any senior or financial officer of the Borrower or any of its Material Subsidiaries obtains knowledge thereof, notify the Administrative Agent and each Revolving Lender of: (i) the occurrence of any Default or Event of Default; (ii) any announcement by any Ratings Service of any change in a Debt Rating; and (iii) any litigation, investigation or proceeding affecting any Borrower Credit Party which would reasonably be expected to have a Material Adverse Effect; and
(d)    promptly, such additional information regarding the business, financial or corporate affairs of any Borrower Credit Party or any Subsidiary of a Borrower Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or the Required Lenders (acting through the Administrative Agent) may from time to time reasonably request; provided that, in no event shall any Borrower Credit Party or Subsidiary of a Borrower Credit Party be required to provide any such additional information to the extent prohibited by the terms of a binding third-party confidentiality undertaking; and provided further that any such additional information shall be subject to the confidentiality and other terms of Section 11.07 of the Credit Agreement.
Documents required to be delivered pursuant to Sections 7.01 or 7.02 shall be delivered electronically and be deemed to have been delivered on the date (i) on which the Borrower (or Parent or any other Parent Company) posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed in Section 11.02; or (ii) on which such documents are posted on the Borrower’s behalf (including by Parent or any other Parent Company) on an internet or intranet website, if any, to which each Revolving Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Documents required to be delivered pursuant to Sections 7.01 or 7.02 shall not be required to be physically delivered to any Revolving Lender to the extent such documents are available on the EDGAR database. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Revolving Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 7.03. Preservation of Existence.
Except as otherwise permitted hereunder, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority, except to the extent that the failure to do so would not have a Material Adverse Effect.
Section 7.04. Payment of Taxes.
Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they become delinquent or in default, except (i) to the extent that the failure to do so would not have a Material Adverse Effect or (ii) to the extent such amount is being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established.

Section 7.05. Compliance with Laws.
Comply with the requirements of all applicable Laws of any Governmental Authority, a breach of which would result in a Material Adverse Effect, except where contested in good faith by appropriate proceedings diligently pursued.
Section 7.06. Maintenance of Property.
Maintain and preserve its material properties and equipment in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and make all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be necessary or proper, to the extent and in the manner customary for similar businesses, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 7.07. Insurance.
Maintain at all times in force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance), with financially sound and reputable insurance companies, in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, however, that members of the Consolidated Group may self-insure to the extent they deem prudent.
Section 7.08. ERISA Compliance.
Do each of the following, except where the failure to do so would not result in a Material Adverse Effect: (i) maintain each Plan (other than any Multiemployer Plan), in all material respects, in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable Law; (ii) cause each Pension Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (iii) make all required contributions to any Pension Plan subject to Section 412 of the Internal Revenue Code.
Section 7.09. Books and Records.
Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary.
Section 7.10. Inspection Rights.
Permit representatives and independent contractors of the Administrative Agent (which may be accompanied by any Revolving Lender) to (i) to discuss its affairs, finances and accounts with its senior executive officers and independent public accountants (in the presence of the Borrower) at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (ii) visit and inspect any of its properties and examine its corporate, financial and operating records, once per fiscal year of the Borrower at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower, and at the Administrative Agent’s expense; provided, however, that during the occurrence and continuation of an Event of Default, the Administrative Agent or any of its representatives or independent contractors (which may be accompanied by any Revolving Lender) may do any of the foregoing at any time during normal business hours.
Section 7.11. Use of Proceeds.
Use the proceeds of the Credit Extensions to refinance or repay Indebtedness, for working capital, capital expenditures, dividends and other distributions, purchases of Capital Stock or other payments or distributions in respect of Capital Stock or Indebtedness and other general corporate purposes, including distributions to Parent for its share repurchase plan and its other general corporate purposes, in each case, not in contravention of any Law or of any Credit Document.
Section 7.12. Joinder of Guarantors.
Promptly notify the Administrative Agent if any Parent Company, any of the Borrower’s Subsidiaries, including any Subsidiary that the Borrower or any of its Subsidiaries may organize, acquire or otherwise invest in after the date hereof, that is not a Guarantor guarantees or becomes otherwise obligated under any of the Existing Senior Notes or any Additional Notes, and as soon as practicable (and in no event more than ten (10) days) thereafter) cause the joinder of such Person as a Guarantor pursuant to a Joinder Agreement (or such other documentation in form and substance reasonably acceptable to the Administrative Agent) accompanied by Organization Documents and, if reasonably requested by the Administrative Agent and to the extent delivered to any holder of such Existing Senior Notes or Additional Notes, favorable opinions of counsel to such Credit Party, in form and substance reasonably satisfactory to the Administrative Agent.
Article 8
NEGATIVE COVENANTS
Until the Revolving Obligations shall have been paid in full or otherwise satisfied, and the Revolving Commitments hereunder shall have expired or been terminated:
Section 8.01. Liens.
The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    [Reserved];

(b)    Liens existing on the Closing Date; provided that any such Liens shall secure only those obligations which it secures on the date hereof and any extensions, renewal and replacements thereof that do not increase the outstanding principal amount thereof, and such Liens do not secure an aggregate principal amount of Indebtedness in excess of $100,000,000 or apply to property or assets of the Borrower or its Subsidiaries in excess of $100,000,000;
(c)    Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or to the extent non-payment thereof is permitted under Section 7.04;
(d)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to a foreclosure, sale or loss proceeding on account thereof (other than a proceeding where foreclosure, sale or loss has been stayed));
(e)    Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any member of the Consolidated Group in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(f)    Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not result in an Event of Default under Section 9.01(h);
(g)    easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;
(h)    Liens on property of any Person securing purchase money, capital leases and sale/leaseback Indebtedness of such Person of the type permitted under Section 8.02(a), provided, that, any such Lien attaches only to the property financed or leased and such Lien attaches prior to, at the time of or one hundred eighty (180) days after the later of the date of acquisition of such property or the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof; provided, however, that for purposes of this clause (h), (A) a satellite will be treated as a newly acquired asset as of the date it is placed in service and (B) any satellite transponder acquired through the exercise of an early buy-out option shall be treated as a newly acquired asset as of the date such option is exercised;
(i)    licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(j)    any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;
(k)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(l)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(m)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(n)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and
(o)    other Liens not described above, provided that the aggregate outstanding principal amount of the obligations secured thereby does not exceed at any time $2,000,000,000.
Section 8.02. Subsidiary Indebtedness.
The Borrower will not permit any Subsidiary (other than a Subsidiary Guarantor) to create, incur, assume or suffer to exist any Indebtedness, except:
(a)    capital lease obligations and purchase money Indebtedness (including obligations in respect of capital leases) to finance the purchase or acquisition of fixed assets, and renewals, refinancings and extensions thereof; provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of any such refinancing;
(b)    obligations under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;
(c)    Indebtedness among members of the Consolidated Group;
(d)    Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) such Indebtedness does not, directly or indirectly, have recourse (including by way of setoff) to the Borrower or any Subsidiaries or any asset thereof other than to the Person so acquired and its Subsidiaries and the assets of the Person so acquired and its Subsidiaries; and
(e)    other indebtedness not described above; provided that the aggregate outstanding principal amount thereof does not exceed at any time $1,500,000,000.
Section 8.03. Mergers and Dissolutions.
The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the Borrower’s consolidated assets, or all or substantially all of the stock of the Borrower’s Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
(a)    any Wholly Owned Subsidiary of the Borrower may merge into or consolidate with or into, or sell, transfer, lease or otherwise dispose of assets to, any other Wholly Owned Subsidiary of the Borrower;
(b)    any Subsidiary of the Borrower may merge into or consolidate with or into or sell, transfer, lease, or otherwise dispose of assets to the Borrower or a Wholly Owned Subsidiary of the Borrower; and
(c)    the Borrower may merge into or with or consolidate with or into any other Person or convert from a limited liability company to a corporation, provided, that, either (i) the Borrower shall be the surviving entity of such merger or consolidation and immediately following such merger or consolidation shall own substantially all of the assets owned by it immediately prior to such merger or consolidation or (ii) if the Borrower is not the surviving entity of such merger or consolidation, (A) the Borrower, at the time thereof and immediately after giving effect thereto, shall be in compliance on a pro forma basis with the financial covenant contained in Section 8.06 as if such consolidation or merger had been consummated (and any related Indebtedness incurred, assumed or repaid in connection therewith had been incurred, assumed or repaid, as the case may be) on the first day of the most recently completed four fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 7.01 (as demonstrated by the delivery to the Administrative Agent of a certificate of a Responsible Officer of the Borrower to such effect showing such calculation in reasonable detail prior to or concurrently with such consolidation or merger) and (B) the surviving entity (the “Successor Corporation”) shall, immediately following such merger or consolidation (x) be organized or formed under the laws of any State of the United States or the District of Columbia and (y) have duly assumed all obligations of the Borrower hereunder and under the other Credit Documents in form and substance satisfactory to the Administrative Agent (and, if reasonably requested by the Administrative Agent, the Successor Corporation shall have delivered a favorable opinion of counsel as to the assumption by the Successor Corporation of the obligations).

(d)     any non-Wholly Owned Subsidiary of the Borrower may merge into or consolidate with or into any other Person (other than the Borrower or a Wholly Owned Subsidiary) so long as such Subsidiary is the surviving corporation.
Section 8.04. Change in Nature of Business.
The Borrower will not, and will not permit any of its Subsidiaries to, engage in any material line of business other than a Permitted Business.
Section 8.05. Transactions with Affiliates.
Except as expressly permitted herein, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any material transaction of any kind with any Affiliate of the Borrower (other than another member of the Consolidated Group), whether or not in the ordinary course of business, other than (i) on fair and reasonable terms substantially as favorable in all material respects to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) (A) the issuance of any dividend or other distribution (whether in cash, securities or other property) with respect to Capital Stock of any member of the Consolidated Group and (B) the making of any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock and (iii) with Parent or any Subsidiary of Parent so long as such transaction is in good faith.
Section 8.06. Financial Covenant.
The Borrower will not permit the Consolidated Total Leverage Ratio of the Borrower and its Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter commencing with the fiscal quarter ending September 30, 2012 to be greater than 5.0:1.0.
Article 9
EVENTS OF DEFAULT AND REMEDIES
Section 9.01. Events of Default.
Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower or any other Borrower Credit Party fails to pay 9) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, 9) within five (5) Business Days after the same becomes due, interest on any Loan or on any L/C Obligation, or any regularly accruing fee due hereunder, or 9) within ten (10) Business Days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

(b)    Specific Covenants. The Borrower or any other Borrower Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 2.14(b)(ii)(A), 7.02(c)(i) or (iii), 7.11 or Article 8; or
(c)    Other Defaults. The Borrower or any other Borrower Credit Party fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) calendar days after written notice to the defaulting party by the Administrative Agent or the Required Lenders; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false in any material respect when made or deemed made; or
(e)    Cross-Default. Any member of the Consolidated Group (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $200,000,000 beyond the period of grace (if any) provided in the instrument or agreement pursuant to which such Indebtedness was created, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or
(f)    Insolvency Proceedings, etc. The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. 9) The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or 9) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(h)    Judgments. There is entered against the Borrower or any Material Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding $200,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and there is a period of sixty (60) consecutive days during which a stay of enforcement of any such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. 9) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Borrower Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $200,000,000, or 9) a Borrower Credit Party fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $200,000,000; or
(j)    Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower Credit Party contests in writing in any manner the validity or enforceability of any Credit Document; or any Borrower Credit Party denies in writing that it has any or further liability or obligation under any Credit Document, or purports in writing to revoke, terminate or rescind any Credit Document.
Section 9.02. Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the Revolving Commitments of the Revolving Lenders to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)    exercise on behalf of itself and the Revolving Lenders all rights and remedies available to it or to the Revolving Lenders under the Credit Documents or applicable Law;
provided, however, that upon the occurrence of an Event of Default under Section 9.01(f), the obligation of each Revolving Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent or any Revolving Lender.
Section 9.03. Application of Funds.
After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 9.02(c)), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including, as permitted under Section 11.04, all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article 3) payable to the Administrative Agent, in each case, in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Revolving Lenders (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article 3), ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid commitment fees, Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Revolving Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and (b) the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Article 10
ADMINISTRATIVE AGENT
Section 10.01. Appointment and Authority.
(a)    Each of the Revolving Lenders and each L/C Issuer hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Administrative Agent, the Revolving Lenders and the L/C Issuers, and neither the Borrower nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions.
(b)    Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by any L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 10 included such L/C Issuer with respect to such acts or omissions and (ii) as additionally provided herein with respect to such L/C Issuer.
Section 10.02. Administrative Agent Individually.
(a)    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Revolving Lender as any other Revolving Lender and may exercise the same as though it were not the Administrative Agent and the term “Revolving Lender” or “Revolving Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Parent Company, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Revolving Lenders.
(b)    Each Revolving Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses, collectively, the

“Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Credit Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their Affiliates. Each Revolving Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) which information may not be available to any of the Revolving Lenders that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Revolving Lender or use on behalf of the Revolving Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Revolving Lender such documents as are expressly required by any Credit Document to be transmitted by the Administrative Agent to the Revolving Lenders.
(c)    Each Revolving Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Credit Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Revolving Lenders (including the interests of the Revolving Lenders hereunder and under the other Credit Documents). Each Revolving Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Revolving Lender. None of (i) this Credit Agreement nor any other Credit Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Revolving Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Credit Parties or their Affiliates) or for its own account.
(d)    In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of Citibank in its capacity as the Administrative Agent for the benefit of any Revolving Lender under any Credit Document (other than Citibank or an Affiliate of Citibank) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
Section 10.03. Duties of Administrative Agent; Exculpatory Provisions.
(a)    The Administrative Agent’s duties hereunder and under the other Credit Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Revolving Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Credit Document or applicable Law.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Revolving Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 or 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower, any Revolving Lender or any L/C Issuer shall have given notice to the Administrative Agent describing such Default or such event or events.
(c)    Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)    Nothing in this Credit Agreement or any other Credit Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Revolving

Lender or any L/C Issuer and each Revolving Lender and each L/C Issuer confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
Section 10.04. Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Revolving Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Revolving Lender or such L/C Issuer unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Revolving Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.05. Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent shall be entitled to the benefits of all provisions of this Article 10 and Section 11.04 (as though such sub-agents and Related Parties were the “Administrative Agent” under the Credit Documents) as if set forth in full herein with respect thereto.
Section 10.06. Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Revolving Lenders, the L/C Issuers, if any, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent (such consent not to be unreasonably withheld) of the Borrower (provided, no consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Revolving Lender Party Appointment Period”), then the retiring Administrative Agent may on behalf of the Revolving Lenders and the L/C Issuers, if any, appoint a successor Administrative Agent meeting the qualifications and subject to the Borrower’s consent right set forth above.
(b)    In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Revolving Lenders and the L/C Issuers, if any, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Revolving Lender Party Appointment Period notify the Borrower, the Revolving Lenders and the L/C Issuers, if any, that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation, which effective date shall be no earlier than three (3) Business Days after the date of such notice. Upon the effective date of the resignation established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Credit Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to the Required Lenders (in the case of all such determinations) or each Revolving Lender and each L/C Issuer (in the case of all such payments and communications), as applicable, directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in paragraph (a) above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article 10 and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation pursuant to this Section 10.06 by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the Revolving Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Credit Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(c)    Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 11.01) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, with the consent (such consent not to be unreasonably withheld) of the Borrower (provided, no consent shall be required if an Event of Default has occurred and is continuing), appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable Law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date three (3) Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).
Section 10.07. Non-Reliance on Administrative Agent and Other Lenders.
(a)    Each Revolving Lender and each L/C Issuer confirms to the Administrative Agent, each other Revolving Lender and L/C Issuer and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Revolving Lender, any L/C Issuer or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Credit Agreement, (y) making the Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Credit Agreement and making the Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.
(b)    Each Revolving Lender and each L/C Issuer acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Credit Agreement and the other Credit Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any Revolving Lender or any L/C Issuer or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Credit Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any Revolving Lender or any L/C Issuer or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Credit Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
(i)    the financial condition, status and capitalization of the Borrower and each other Credit Party;

(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Credit Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;
(iii)    determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and
(iv)    the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any Revolving Lender or any L/C Issuer or by any of their respective Related Parties under or in connection with this Credit Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.
Section 10.08. No Other Duties, etc.
Anything herein to the contrary notwithstanding, none of the “Syndication Agent”, “Co-Documentation Agents”, “Joint-Lead Arrangers” and “Joint Bookrunners” listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Revolving Lender or an L/C Issuer hereunder. Without limitation of the foregoing, neither the Syndication Agent, Co-Documentation Agents, Joint-Lead Arrangers nor Joint Bookrunners in their respective capacities as such shall, by reason of this Credit Agreement or any other Credit Document, have any fiduciary relationship in respect of any Revolving Lender, Credit Party or any other Person.
Section 10.09. Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Revolving Lenders, the L/C Issuers, if any, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Revolving Lenders, the L/C Issuers, if any, and the Administrative Agent and their respective agents and counsel and all other amounts due the Revolving Lenders, the L/C Issuers, if any, and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Revolving Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Revolving Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Revolving Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Revolving Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Revolving Lender or any L/C Issuer in any such proceeding.
Section 10.10. Release of Guarantors.
The Revolving Lenders and the L/C Issuers irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the guaranty in Article 4 (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, in the case of a Subsidiary Guarantor, (ii) at the request of the Borrower, so long as such Person is not required to be a Guarantor pursuant to Section 7.12 and immediately after giving effect to such release no Default or Event of Default shall have occurred and be continuing and (iii) to the extent expressly provided in Section 4.08. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.10.
Article 11
MISCELLANEOUS
Section 11.01. Amendments, etc.
No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrower or the applicable Credit Party, as the case may be, and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:
(a)    unless also consented to in writing by each Revolving Lender directly affected thereby, no such amendment, waiver or consent shall:
(i)    extend or increase the Revolving Commitment of any Revolving Lender (or reinstate any Revolving Commitment terminated pursuant to Section

9.02), except in accordance with Section 2.15 hereof, it being understood that the amendment or waiver of an Event of Default shall not be considered an increase in Revolving Commitments;
(ii)    waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Revolving Lender hereunder or under any other Credit Document; or
(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (f)to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (g)to amend the financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(b)    unless also consented to in writing by each Revolving Lender, no such amendment, waiver or consent shall:
(i)    release all or substantially all of the Guarantors, except as otherwise contemplated hereunder,
(ii)    change any provision of Section 1.07 or the definition of “Alternative Currency” or the definition of “Alternative Currency Sublimit” (other than in accordance with the terms of Section 1.07),
(iii)    change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (i) the making of advances (including participations), (j) the manner of application of payments or prepayments of principal, interest, or fees, (k) the manner of application of reimbursement obligations from drawings under Letters of Credit or (l) the manner of reduction of commitments and committed amounts, or
(v)    change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Revolving Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(c)    unless also consented to in writing by each L/C Issuer affected thereby, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuers under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and
(d)    unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

provided, however, that notwithstanding anything to the contrary contained herein, (i) during such period as a Revolving Lender is a Defaulting Lender, to the fullest extent permitted by applicable Law, such Revolving Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Revolving Commitment and the outstanding Loans or other extensions of credit of such Defaulting Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Revolving Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Revolving Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender, (ii) each Revolving Lender is entitled to vote as such Revolving Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Revolving Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, (v) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (vi) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the applicable parties thereto.
Section 11.02. Notices; Effectiveness; Electronic Communication.
(A)    Notices. All notices, demands, requests, consents and other communications provided for herein shall be in writing, or by any telecommunication device capable of creating a written record (including electronic mail) and addressed to the party to be notified as follows:
(i)    if to the Borrower or any other Credit Party,
DIRECTV Holdings LLC
2230 East Imperial Highway
El Segundo, CA 90245
Attention of: Fazal Merchant, Senior Vice President and Treasurer
Facsimile No.: 310-964-0996
E-Mail Address: Fazal.Merchant@DIRECTV.com
Website Address: www.directv.com
(ii)    if to the Administrative Agent,
Citibank, N.A.
Building #3

1615 Brett Road OPS III
New Castle, DE 19720
Attention of: Bank Loan Syndications Department
Facsimile No.: 212-994-0961
E-Mail Address: GLAgentOfficeOps@citi.com
with a copy to:
Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attention of: Keith Lukasavich
Facsimile No.: 646-291-3696
E-Mail Address: keith.lukasavich@citi.com
in the case of a Eurocurrency Borrowing:
Citibank International PLC
Citigroup Centre
25 Canada Square, Canary Wharf
London
United Kingdom
E14 5LB
Attention of: Loan Agency
Facsimile No.: 44-20-8636-3824

in the case of a Yen Borrowing:

Shin-Marunouchi Building
Yen Denominated Loans
1-5-1 Marunouchi, Chiyoda-ku
Tokyo, Japan
100-6517
Attention of: Atsuko Inukai and Miyoko Euda
Facsimile No.: 813-6270-9721
E-Mail Address: atsuko.inukai@citi.com and miyoko.eueda@citi.com

(iii)    if to the L/C Issuer,
Citibank, N.A.
Building #3
1615 Brett Road OPS III
New Castle, DE 19720
Attention of: Bank Loan Syndications Department
Facsimile No.: 212-994-0961
E-Mail Address: GLAgentOfficeOps@citi.com

with a copy to:
Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attention of: Keith Lukasavich
Facsimile No.: 646-291-3696
E-Mail Address: keith.lukasavich@citi.com
and

Barclays Bank PLC
Letter of Credit Department
200 Park Avenue
New York, NY 10166
Attention of: Dawn Townsend
Facsimile No.: (212) 412-5011
E-Mail Address: Dawn.Townsend@barclays.com and xraLetterofCredit@barclays.com.

(iv)    if to any other Revolving Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire;
or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the L/C Issuers, if any, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.
(b)    Effectiveness of Communications. All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mail, (iii) if delivered by posting to the Approved Electronic Platform, an Internet website or other device requiring that a user have prior access to the Approved Electronic Platform, website or other device (to the extent permitted by this Section 11.02 to be delivered hereunder), when such notice, demand, request, consent and other communication shall have been made generally available on the Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article 2 or Article 10 shall not be effective until received by the Administrative Agent.
(c)    Delivery of Approved Electronic Communications. Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clauses (a) and (b) be followed) and any other provision in this Credit Agreement or any other Credit Document providing for the delivery of any Approved Electronic Communication by any other means, the Credit Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Revolving Lender to deliver any Approved Electronic Communication to any Credit Party in any manner authorized in this Credit Agreement or to request that the Borrower effect delivery in such manner.
(d)    Posting of Approved Electronic Communications. Each of the Revolving Lenders, each L/C Issuer and each Credit Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Revolving Lenders and the L/C Issuers, if any, by posting such Approved Electronic Communications on DebtDomain, IntralinksTM or a substantially similar electronic Approved Electronic Platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(e)    Confidentiality of Approved Electronic Communications. Although the Approved Electronic Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Revolving Lenders, each L/C Issuer and each Credit Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Revolving Lenders, each L/C Issuer and each Credit Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(f)    Accuracy of Approved Electronic Communications. THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS, AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN

CONNECTION WITH THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.
(g)    Storing Approved Electronic Communications. Each of the Revolving Lenders, each L/C Issuer and each Credit Party agrees that the Administrative Agent may, but (except as may be required by applicable Law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures.
(h)    Liability of Administrative Agent. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Revolving Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Agent Party’s transmission of Approved Electronic Communications through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Revolving Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(i)    Notice to Administrative Agent. Each Revolving Lender and each L/C Issuer agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Revolving Lender or such L/C Issuer.
(j)    Reliance by Administrative Agent, L/C Issuer and Revolving Lenders. The Administrative Agent, the L/C Issuers and the Revolving Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Revolving Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 11.03. No Waiver; Cumulative Remedies.
No failure by any Revolving Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Section 11.04. Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (but limited to the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent and its Affiliates taken as a whole and (x) appropriate local counsel in applicable local jurisdictions, but limited to one local counsel in each such jurisdiction (which shall be designated by the Administrative Agent) and (y) appropriate regulatory counsel in applicable specialties, but limited to one regulatory counsel in each such specialty (which shall be designated by the Administrative Agent)), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented costs and out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses incurred by the Administrative Agent, any Revolving Lender, any L/C Issuer or any Affiliates of any of the foregoing (but limited to the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, the Revolving Lenders, the L/C Issuers, if any, and any such Affiliate taken as a whole (which shall be designated by the Administrative Agent) and (x) appropriate local counsel in applicable local jurisdictions, but limited to one local counsel in each such jurisdiction (which shall be designated by the Administrative Agent), (y) appropriate regulatory counsel in applicable specialties, but limited to one regulatory counsel in each such specialty (which shall be designated by the Administrative Agent) and (z) in the case of a conflict of interest (whether actual or potential), additional counsel in each relevant jurisdiction for similarly situated parties)), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Revolving Lender and each L/C Issuer, each Joint Lead Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including any settlement costs but limited in the case of legal fees and expenses to the fees, charges and disbursements of one primary counsel for the Indemnitees taken as a whole and (x) appropriate local counsel in applicable local jurisdictions, but limited to one local counsel in each such jurisdiction (which shall be designated by the Administrative Agent), (y) appropriate regulatory counsel in applicable specialties, but limited to one regulatory counsel in each such specialty (which shall be designated by the

Administrative Agent) and (z) in the case of a conflict of interest (whether actual or potential), additional counsel in each relevant jurisdiction for similarly situated parties)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, Sections 11.04(a) and (b) shall not apply with respect to Taxes that are subject to, or excluded from, Section 3.01.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsections (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Revolving Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Revolving Lender’s Revolving Commitment Percentage (determined in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Revolving Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except as otherwise provided in Section 11.02(h).
(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Revolving Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 11.05. Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Revolving Lender, or the Administrative Agent, any L/C Issuer or any Revolving Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including, pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Revolving Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Revolving Lender and each L/C Issuer severally agrees to pay to the Administrative Agent on demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
Section 11.06. Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Revolving Lender (other than in connection with a transaction permitted by Section 8.03) and no Revolving Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 11.06, (j) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (k) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Revolving Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
(b)    Assignments by Lenders. Any Revolving Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Revolving Commitment and Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that
(i)    except in the case of an assignment of the entire remaining amount of the assigning Revolving Lender’s Revolving Commitment and Loans at the time owing to it or in the case of an assignment to a Revolving Lender or an Affiliate of a Revolving Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Revolving Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and integral multiples of $1,000,000 in excess thereof unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Revolving Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Revolving Commitment assigned;
(iii)    any assignment of a Revolving Commitment and Revolving Loans must be approved by each of the L/C Issuers, if any, the Administrative Agent, unless the Person that is the proposed assignee is itself a Revolving Lender or an Affiliate of a Revolving Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and, so long as no Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that the Borrower’s approval shall (1) not be required if the proposed assignee is a Revolving Lender or an Affiliate of a Revolving Lender and (2) be deemed to have been given if the Borrower shall have failed to object in writing to the Administrative Agent within five (5) Business Days of written notice of such assignment; and

(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment, and the Eligible Assignee, if it shall not be a Revolving Lender, shall (A) deliver to the Administrative Agent an Administrative Questionnaire and (B) deliver to the Borrower and the Administrative Agent the forms required to be delivered pursuant to Section 3.01(e).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Revolving Lender under this Credit Agreement, and the assigning Revolving Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Revolving Lender’s rights and obligations under this Credit Agreement, such Revolving Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Note to the assignee Revolving Lender. Any assignment or transfer by a Revolving Lender of rights or obligations under this Credit Agreement that does not comply with this subsection (b) shall be treated for purposes of this Credit Agreement as a sale by such Revolving Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the Revolving Commitments of, and principal amounts of the Loans and L/C Obligations and the interest thereon owing and paid to, each Revolving Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Revolving Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Revolving Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each L/C Issuer and, solely with respect to its Revolving Commitment, Loans and L/C Obligations and the interest thereon, each Revolving Lender at any reasonable time and from time to time upon reasonable prior notice.
Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Revolving Lender and an assignee, the assignee’s completed Administrative Questionnaire and the forms required to be delivered pursuant to Section 3.01(e) (unless the assignee shall already be a Revolving Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.06 and any consent to such assignment required by this Section 11.06, the Administrative Agent shall accept such

Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Credit Agreement unless it has been recorded in the Register as provided in this paragraph.
(d)    Participations. Any Revolving Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Eligible Assignee (other than a natural person) (each, a “Participant”) in all or a portion of such Revolving Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Revolving Commitment and/or Loans (including such Revolving Lender’s participations in L/C Obligations) owing to it); provided that (i) such Revolving Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Revolving Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Revolving Lenders and the L/C Issuers shall continue to deal solely and directly with such Revolving Lender in connection with such Revolving Lender’s rights and obligations under this Credit Agreement.
Any agreement or instrument pursuant to which a Revolving Lender sells such a participation shall provide that such Revolving Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Revolving Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Revolving Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Revolving Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Revolving Lender.
Each Lender that sells a Participation shall record the same in a register as set forth in Section 2.13(c).  The entries in such register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in such register as the owner of such Participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Revolving Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Revolving Lender shall not be entitled to the benefits of Section 3.01 unless (i) the Borrower is notified of the participation sold to such Participant and (ii) such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Revolving Lender.

(f)    Certain Pledges. Any Revolving Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Revolving Note(s), if any) to secure obligations of such Revolving Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Revolving Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Revolving Lender as a party hereto.
(g)    Electronic Execution of Assignments. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
(h)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Revolving Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Granting Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(i)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Commitment and Loans pursuant to subsection (b), such L/C Issuer, may, upon thirty (30) days’ notice to the Borrower and the Revolving Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of such resigning L/C Issuer with respect to such Letters of Credit.
Section 11.07. Confidentiality; Treatment of Certain Information.
(a)    Each of the Administrative Agent, the Revolving Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant (that meets the eligibility requirements hereunder) in, any of its rights or obligations under this Credit Agreement, (B) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Credit Agreement or payments hereunder, (C) any Rating Service or (D) the CUSIP Service Bureau or any similar organization, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Revolving

Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section 11.07, “Information” means all information received from Parent, the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Revolving Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by Parent, the Borrower or any Subsidiary; provided that, in the case of information received from Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    Certain of the Revolving Lenders and L/C Issuers may enter into this Credit Agreement and take or not take action hereunder or under the other Credit Documents on the basis of information that does not contain material non-public information with respect to any of the Credit Parties or their securities (“Restricting Information”). Other Revolving Lenders and L/C Issuers may enter into this Credit Agreement and take or not take action hereunder or under the other Credit Documents on the basis of information that may contain Restricting Information. Each Revolving Lender and each L/C Issuer acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any communications (including Restricting Information) available to a Revolving Lender or an L/C Issuer, by participating in any conversations or other interactions with a Revolving Lender or an L/C Issuer or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or communication does or does not contain Restricting Information, nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Revolving Lender or an L/C Issuer may make to limit or not to limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Revolving Lender or an L/C Issuer has or has not limited its access to Restricting Information, such Revolving Lender’s or such L/C Issuer’s policies or procedures regarding the safeguarding of material, nonpublic information or such Revolving Lender’s compliance with applicable Laws related thereto or (ii) shall have, or incur, any liability to any Credit Party, any Revolving Lender, any L/C Issuer or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Revolving Lender or any L/C Issuer.
(c)    Each Credit Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Revolving Lenders and L/C Issuers whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC”, each Credit Party shall be deemed to have authorized the Administrative Agent and the Revolving Lenders and L/C Issuers to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of this Section 11.07) with respect to such Credit Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Revolving Lenders and L/C Issuers and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information”, and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information”. Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Credit Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Credit Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Credit Party, any Revolving Lender, any L/C Issuer or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Revolving Lender or an L/C Issuer that may decide not to take access to Restricting Information. Nothing in this Section 11.07 shall modify or limit a Revolving Lender’s or an L/C Issuer’s obligations under subclause (a) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
(d)    Each Revolving Lender and each L/C Issuer acknowledges that circumstances may arise that require it to refer to communications that might contain Restricting Information. Accordingly, each Revolving Lender and each L/C Issuer agrees that it will nominate at least one designee to receive communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Revolving Lender’s or such L/C Issuer’s Administrative Questionnaire. Each Revolving Lender and each L/C Issuer agrees to notify the Administrative Agent from time to time of such Revolving Lender’s or such L/C Issuer’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
(e)    Each Revolving Lender and each L/C Issuer acknowledges that communications delivered hereunder and under the other Credit Documents may contain Restricting Information and that such communications are available to all Revolving Lenders and L/C Issuers generally. Each Revolving Lender and each L/C Issuer that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Revolving Lenders or L/C Issuers may have access to Restricting Information that is not available to such electing Revolving Lender or L/C Issuer. None of the Administrative Agent nor any Revolving Lender or L/C Issuer with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Revolving Lender or L/C Issuer or to use such Restricting Information on behalf of such electing Revolving Lender or L/C Issuer, and shall not be liable for the failure to so disclose or use, such Restricting Information.
(f)    The provisions of the foregoing clauses of this Section 11.07 are designed to assist the Administrative Agent, the Revolving Lenders, the L/C Issuers and the Credit Parties, in complying with their respective contractual obligations and applicable Law in circumstances where certain Revolving Lenders or L/C Issuers express a desire not to receive Restricting Information notwithstanding that certain communications hereunder or under the other Credit Documents or other information provided to the Revolving Lenders or the L/C Issuers hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that any Credit Party’s or any Revolving Lender’s or L/C Issuer’s adherence to such provisions will be sufficient to ensure compliance by such Credit Party, such Revolving Lender, or such L/C Issuer with its contractual obligations or its duties under applicable Law in respect of Restricting Information and each of the Revolving Lenders, each L/C Issuer and each Credit Party assumes the risks associated therewith.
Section 11.08. Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Revolving Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Revolving Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Borrower Credit Party against any and all of the obligations of such Borrower or such Borrower Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Revolving Lender or such L/C Issuer, irrespective of whether or not such Revolving Lender or such L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of such Borrower or such Borrower Credit Party may be contingent or unmatured or are owed to a branch or office of such Revolving Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Revolving Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Revolving Lender, such L/C Issuer or their respective Affiliates may have. Each Revolving Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.09. Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Revolving Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Revolving Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 11.10. Counterparts; Integration; Effectiveness.
This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Credit Agreement.
Section 11.11. Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Revolving Lender, regardless of any investigation made by the Administrative Agent or any Revolving Lender or on their behalf and notwithstanding that the Administrative Agent or any Revolving Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
Section 11.12. Severability.
If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.13. Replacement of Lenders; Termination of Revolving Commitments.
(a)    If (u) any Revolving Lender, any Participant of such Revolving Lender or such Revolving Lender on behalf of any Participant of such Revolving Lender requests compensation under Section 3.04, (v) the Borrower is required to pay any additional amount to any Revolving Lender or any Governmental Authority for the account of any Revolving Lender or for the account of a Participant of such Revolving Lender pursuant to Section 3.01, (w) any Revolving Lender sells a participation pursuant to Section 11.06(d) to a Person that is not an Eligible Assignee, (x) any Revolving Lender is a Defaulting Lender, (y) any Revolving Lender is a Declining Lender in connection with an Extension of the Revolving Termination Date pursuant to Section 2.15 in which the Extending Revolving Lenders represent at least a majority of the Aggregate Revolving Committed Amount or (z) any other circumstance exists hereunder that gives the Borrower the right to replace a Revolving Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Revolving Lender and the Administrative Agent, require such Revolving Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Revolving Lender, if a Revolving Lender accepts such assignment), provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
(ii)    such Revolving Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable Laws;
(v)    such assignment is recorded in the Register; and
(vi)    no Default or Event of Default has occurred and is continuing.
A Revolving Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Revolving Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)    If, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Credit Agreement or any other Credit Document (a “Proposed Change”) as contemplated by Section 11.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Revolving Lenders whose consent is required is not obtained (any such Revolving Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any Eligible Assignee reasonably acceptable to the Administrative Agent and each L/C Issuer, if any, shall have the right to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to such Eligible Assignee, all of the Revolving Commitments and Loans of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto and all other amounts payable to it hereunder through the date of sale and payment by the Borrower to the Administrative Agent of the assignment fee under Section 11.06(b); provided, however, that such purchase and sale shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof, (y) such assignment is recorded in the Register, and (z) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto and all other amounts payable to it hereunder (including payment of any break-funding amounts owing under Section 3.05) through the date of the sale. Each Revolving Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Revolving Note (if the assigning Revolving Lender’s Loans are evidenced by a Revolving Note) subject to such Assignment and Assumption; provided, however, that the failure of any Non- Consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid.
Section 11.14. Governing Law; Jurisdiction; etc.
(a)    GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL

COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. ANY PARTY HERETO MAY BRING ANY ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.
(c)    WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 11.15. Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
Section 11.16. USA PATRIOT Act Notice.
Each Revolving Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Revolving Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such

Revolving Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act
Section 11.17. Acknowledgements.
Each Credit Party hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Credit Agreement and the other Credit Documents, (b) none of the Administrative Agent, any L/C Issuer or any Revolving Lender has any fiduciary relationship with or fiduciary duty to such Credit Party arising out of or in connection with this Credit Agreement or any of the other Credit Documents, and the relationship between Administrative Agent, the L/C Issuers and the Revolving Lenders, on one hand, and such Credit Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor and (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, the L/C Issuers and the Revolving Lenders or among such Credit Party and the Administrative Agent, the L/C Issuers and the Revolving Lenders.
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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	DIRECTV HOLDINGS LLC, a Delaware limited liability company
By:
Name:
Title:

GUARANTORS:	DIRECTV, a Delaware corporation By: _________________________________ Name: Title: DIRECTV FINANCING CO., INC., a Delaware corporation
By:
Name:
Title:

DIRECTV ENTERPRISES, LLC, a Delaware limited liability company
By:
Name:
Title:

DIRECTV CUSTOMER SERVICES, INC., a Delaware corporation
By:
Name:
Title:

DIRECTV HOME SERVICES, LLC, a Delaware limited liability company
By:
Name:
Title:

DIRECTV LLC, a California corporation
By:
Name:
Title:

DIRECTV MERCHANDISING, INC., a Delaware corporation
By:
Name:
Title:

LABC PRODUCTIONS, LLC, a California limited liability company
By:
Name:
Title:
ADMINISTRATIVE AGENT:	CITIBANK, N.A., as Administrative Agent
By:
Name:
Title:

REVOLVING LENDERS:	CITIBANK, N.A., as a Revolving Lender
By:
Name:
Title:

BARCLAYS BANK PLC, as a Revolving Lender
By:
Name:
Title: